EXHIBIT 10-QQ













                    THREE MILE ISLAND UNIT 1 NUCLEAR GENERATING FACILITY


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                  GPU NUCLEAR, INC., JERSEY CENTRAL POWER & LIGHT COMPANY,
                           METROPOLITAN EDISON COMPANY
                   PENNSYLVANIA ELECTRIC COMPANY, as SELLERS,

                                       AND

                      AMERGEN ENERGY COMPANY, LLC, as BUYER

                          Dated as of October 15, 1998

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                                TABLE OF CONTENTS


                                                                  Page

ARTICLE I      DEFINITIONS                                           1
      1.1      Definitions                                           1
      1.2      Certain Interpretive Matters                         20

ARTICLE II     PURCHASE AND SALE                                    20
      2.1      Transfer of Assets                                   20
      2.2      Excluded Assets                                      22
      2.3      Assumed Liabilities and Obligations                  23
      2.4      Excluded Liabilities                                 24
      2.5      Control of Litigation                                28

ARTICLE III    THE CLOSING                                          28
      3.1      Closing                                              28
      3.2      Payment of Purchase Price                            28
      3.3      Adjustment to Purchase Price                         29
      3.4      Allocation of Purchase Price                         31
      3.5      Prorations                                           32
      3.6      Deliveries by Sellers                                33
      3.7      Deliveries by Buyer                                  35

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF SELLERS            35
      4.1      Organization; Qualification                          36
      4.2      Authority Relative to this Agreement                 36
      4.3      Consents and Approvals; No Violation                 36
      4.4      Reports                                              37
      4.5      Undisclosed Liabilities                              38
      4.6      Absence of certain Changes or Events                 38
      4.7      Title and Related Matters                            38
      4.8      Leases                                               38
      4.9      Insurance                                            39
      4.10     Environmental Matters                                39
      4.11     Labor Matters                                        40
      4.12     ERISA; Benefit Plans                                 40
      4.13     Real Property; Plant and Equipment                   41
      4.14     Condemnation                                         42
      4.15     Certain Contracts and Arrangements                   42
      4.16     Legal Proceedings, etc.                              43
      4.17     Permits                                              43
      4.18     NRC Licenses                                         43
      4.19     Regulation as a Utility                              44
      4.20     Taxes                                                44
      4.21     Year 2000 Qualification                              45
      4.22     Qualified Decommissioning Funds                      45
      4.23     Nonqualified Decommissioning Funds                   48


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                                                                    Page

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF BUYER               49
      5.1      Organization                                          50
      5.2      Authority Relative to this agreement                  50
      5.3      Consents and Approvals; No Violation                  50
      5.4      Regulation as a Utility                               51
      5.5      Availability of Funds                                 51
      5.6      Legal Proceedings                                     51
      5.7      WARN Act                                              51

ARTICLE VI     COVENANTS OF THE PARTIES                              52
      6.1      Conduct of Business Relating to the
               Purchased Assets                                      52
      6.2      Access to Information                                 55
      6.3      Expenses                                              58
      6.4      Further Assurances; Cooperation                       59
      6.5      Public Statements                                     61
      6.6      Consents and Approvals                                61
      6.7      Fees and Commissions                                  63
      6.8      Tax Matters                                           64
      6.9      Advice of Changes                                     65
      6.10     Employees                                             65
      6.11     Risk of Loss                                          70
      6.12     Decommissioning Funds                                .71
      6.13     Spent Fuel Fees                                       75
      6.14     Department of Energy Decontamination
               Decommissioning Fees                                  75
      6.15     Cooperation Relating to Insurance and
               Price-Anderson Act                                    75
      6.16     Tax Clearance Certificates                            75
      6.17     TMI-2 Monitoring Agreement                            75
      6.18     TMI-2 Decommissioning                                 76
      6.19     Spent Fuel Acceptance                                 76
      6.20     Residual Waste Landfill                               76
      6.21     Easement, License and Attachment Agreement            76

ARTICLE VII    CONDITIONS                                            77
      7.1      Conditions to Obligations of Buyer                    77
      7.2      Conditions to Obligations of Sellers                  80

ARTICLE VIII   INDEMNIFICATION                                       82
      8.1      Indemnification                                       82
      8.2      Defense of Claims                                     85

ARTICLE IX     TERMINATION                                           87
      9.1      Termination                                           87
      9.2      Procedure and Effect of No-Default
               Termination                                           88


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                                                                    Page

ARTICLE X      MISCELLANEOUS PROVISIONS                              89
      10.1     Amendment and Modification                            89
      10.2     Waiver of Compliance; Consents                        89
      10.3     Survival of Representations, Warranties,
               Covenants                                             89
      10.4     Notices                                               90
      10.5     Assignment                                            90
      10.6     Governing Law                                         91
      10.7     Counterparts                                          92
      10.8     Interpretation                                        92
      10.9     Schedules and Exhibits                                92
      10.10    Entire Agreement                                      92
      10.11    Bulk Sales Laws                                       92
      10.12    U.S. Dollars                                          92
      10.13    Zoning Classification                                 93
      10.14    Sewage Facilities                                     93


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                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A     Form of Assignment and Assumption Agreement
Exhibit B     Form of Bill of Sale
Exhibit C     List of Principal Terms for the Easement, License and
              Attachment Agreement
Exhibit D     Form of FIRPTA Affidavit
Exhibit E     Form of Interconnection Agreement
Exhibit F     Form of Deal Strike Price Adjustment Agreement
Exhibit G     Form of Special Warranty Deed
Exhibit H     Form of TMI-2 Monitoring Agreement
Exhibit I     Form of Power Purchase Agreement
Exhibit J     Form of Decommissioning Trust Agreement
Exhibit K     Form of Exclusion Area Agreement
Exhibit L     Form of GPU Service Agreement
Exhibit M     Form of Opinion from Each of Seller's Counsel
Exhibit N     Form of Opinion from Each of Buyer's Counsel
Exhibit O     Form of Investment Manager Agreement

SCHEDULES

1.1(151)      Transferable Permits
2.1(h)        Emission Reduction Credits
2.1(l)        Intellectual Property
2.2(a)        Excluded Transmission and other Assets
2.2(i)        Excluded Real Property (TMI-2)
3.3(a)(ii)    Closing Date Purchase Price Adjustment
4.3(a)        Sellers' Third Party Consents
4.3(b)        Sellers' Required Regulatory Approvals
4.5           Liabilities
4.6           Absence of Certain Changes or Events
4.7(a)        Exceptions to Title to Real Property
4.7(b)        Exceptions to Title to other Purchased Assets
4.7(c)        Ownership Percentage
4.8           Real Property Leases
4.9           Insurance Exceptions
4.10          Environmental Matters
4.11          Noncompliance with Employment Laws
4.12(a)       Benefit Plans
4.12(b)       Benefit Plan Exceptions
4.13(a)       Description of Real Property
4.13(b)       Description of Major Equipment Components and
              Personal Property
4.13(c)       List of Defects of Purchased Assets
4.14          Notices of Condemnation
4.15(a)       List of Sellers' Agreements
4.15(b)       Agreement Exceptions



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4.15(c)     Agreement Defaults
4.16        List of Litigation
4.17(a)     List of Permit Violations
4.17(b)     List of Material Permits (other than Transferable
            Permits)
4.18(a)     List of License Violations
4.18(b)     List of Material NRC Licenses
4.19        Utility Matters regarding Sellers
4.20        Tax Matters
4.22        Tax and Financial Matters Relating to Qualified
            Decommissioning Funds
4.23        Financial Matters Relating to Nonqualified
            Decommissioning Funds
5.3(a)      Buyer's Third Party Consents
5.3(b)      Buyer's Required Regulatory Approvals
5.4         Utility Matters regarding Buyer
6.1         Permitted Activities Prior to Closing
6.10(d)     IBEW Collective Bargaining Agreement
7.1(o)      Required Work
7.1(s)      Year 2000 Qualification Program
10.13       Zoning Classification
10.14       Sewage Facilities

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                            ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT, dated as of October 15, 1998, by and among GPU Nuclear, Inc., a New Jersey corporation ("GPU Nuclear"), Jersey Central Power & Light Company, a New Jersey corporation ("JCP&L"), Metropolitan Edison Company, a Pennsylvania corporation ("Met-Ed"), and Pennsylvania Electric Company, a Pennsylvania corporation ("Penelec") (GPU Nuclear, JCP&L, Met-Ed and Penelec, each a "Seller" and, collectively, "Sellers"), and AmerGen Energy Company, LLC, a Delaware limited liability company ("Buyer"). Sellers and Buyer are referred to individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

      WHEREAS, each of JCP&L, Met-Ed and Penelec (collectively, the "Owners") owns as tenant-in-common in percentages of 25%, 50% and 25%, respectively, an undivided interest in the Three Mile Island Unit 1 Nuclear Generating Facility ("TMI-1"), NRC Operating License No. DPR-50, Docket No. 50-289, located near Middletown, Pennsylvania, and certain facilities and other assets associated therewith and ancillary thereto;

      WHEREAS, GPU Nuclear is responsible for the daily operations of TMI-1 for the Owners;

      WHEREAS, Sellers have heretofore agreed jointly to divest themselves of TMI-1; and

      WHEREAS, Buyer desires to purchase and assume, and Sellers desire to sell and assign, the Purchased Assets (as defined in Section 2.1 below) and certain associated liabilities, upon the terms and conditions hereinafter set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

      (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

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      (2)  "Agreement"  means this Asset  Purchase  Agreement  together with the
Schedules and Exhibits hereto, as the same may be from time to time amended.

      (3) "Ancillary Agreements" means the Assignment and Assumption Agreement, the Easement, License and Attachment Agreement, the Interconnection Agreement, the Deal Strike Price Adjustment Agreement, the TMI-2 Monitoring Agreement, the Power Purchase Agreement, the Decommissioning Trust Agreement, the GPU Service Agreement, and the Exclusion Area Agreement, as the same may amended be from time to time.

      (4) "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Sellers and Buyer substantially in the form of Exhibit A hereto, by which Sellers, subject to the terms and conditions hereof, shall assign Sellers' Agreements, the Real Property Leases, the Transferable Permits, certain intangible assets and other Purchased Assets to Buyer and whereby Buyer shall assume the Assumed Liabilities and Obligations.

      (5) "Assumed  Liabilities  and  Obligations"  has the meaning set forth in
Section 2.3.

      (6) "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended.

      (7) "Benefit Plans" has the meaning set forth in Section 4.12(a).

      (8) "Bill of Sale" means the Bill of Sale, substantially in the form of Exhibit B hereto, to be delivered at the Closing, with respect to the Tangible Personal Property included in the Purchased Assets transferred to Buyer at the Closing.

      (9) "Business Day" shall mean any day other than Saturday, Sunday and any day on which banking institutions in the Commonwealth of Pennsylvania are authorized by law or other governmental action to close.

      (10) "Buyer Benefit Plans" has the meaning set forth in Section 6.10(f).

      (11) "Buyer Indemnitee" has the meaning set forth in Section 8.1(b).

      (12) "Buyer Material Adverse Effect" has the meaning set forth in Section 5.3(a).

      (13) "Buyer's Required Regulatory  Approvals" has the meaning set forth in
Section 5.3(b).

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      (14)  "Capital   Expenditures"  has  the  meaning  set  forth  in  Section
3.3(a)(iii).

      (15) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

      (16) "Closing" has the meaning set forth in Section 3.1.

      (17) "Closing Adjustment" has the meaning set forth in Section 3.3(b).

      (18) "Closing Payment" has the meaning set forth in Section 3.2.

      (19)     "Closing Date" has the meaning set forth in Section 3.1.
      (20) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      (21)     "Code" means the Internal Revenue Code of 1986, as amended.

      (22) "Commercially Reasonable Efforts" means efforts which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

      (23) "Confidentiality Agreement" means the Non-Disclosure Agreement, dated August 1997, by and among Sellers and the members of Buyer.

      (24) "Cowanesque Reservoir Agreements" means all agreements between Sellers and the SRBC relating to the consumptive use of Susquehanna River water at the Site; such agreements are separately identified on Schedule 4.15(a) hereto.

      (25) "Deal Strike Price Adjustment" means the adjustment to the Purchase Price calculated and paid in accordance with the Deal Strike Price Adjustment Agreement.

      (26) "Deal Strike Price Adjustment Agreement" means the agreement between Sellers and Buyer substantially in the form of Exhibit F hereto.

      (27) "Decommissioning" means the complete retirement and removal of the Facilities from service and the restoration of the

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Site, as well as any planning and administrative  activities incidental thereto, including but not limited to (a) the dismantlement, decontamination, storage, and/or entombment of the Facilities, in whole or in part, and any reduction or removal, whether before or after termination of the NRC license for the Facilities, of radioactivity at the Site, and (b) all activities necessary for the retirement, dismantlement and decontamination of the Facilities to comply with all applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder, the NRC Operating License for the Facilities and any related decommissioning plan.

      (28) "Decommissioning Funds" means the Qualified Decommissioning Funds and the Nonqualified Decommissioning Funds, collectively.

      (29) "Decommissioning Indenture" means the Indenture and Second Amendment to Indenture dated October 25, 1990 regarding the Qualified Decommissioning Funds and the Nonqualified Decommissioning Funds between Metropolitan Edison Company, Pennsylvania Electric Company, Jersey Central Power & Light Company and Bank of New York, as amended on March 12, 1994 and on December 1, 1996 and as further amended from time to time thereafter.

      (30)  "Decommissioning  Trust Agreement" means the  Decommissioning  Trust
Agreement,  between any Seller and the Trustee under the  Decommissioning  Trust
Agreement, pursuant to which any assets of any of the Decommissioning Funds retained by any Seller after Closing pursuant to Section 6.12(c) hereof will be held in trust, which agreement shall be substantially in the form of Exhibit J hereto except that (i) the provisions thereof shall be appropriately modified to reflect the fact that the agreement provides for a continuation of the Qualified Decommissioning Fund and/or the Nonqualified Decommissioning Fund maintained by the Sellers pursuant to the Decommissioning Indenture, and to reflect the provisions of Section 4.14 of the Decommissioning Indenture relating to the appointment of a successor Trustee; (ii) the provisions thereof relating to contributions made to the Decommissioning Fund by the Sellers shall be deleted or appropriately modified to reflect the fact that no contributions will be made by the Sellers under the agreement; (iii) the provisions thereof relating to the "Qualified Fund" shall be deleted or appropriately modified if the assets of just the Sellers' Nonqualified Decommissioning Fund are to be maintained pursuant to such agreement; and (iv) the provisions thereof relating to the "Nonqualified Fund" shall be deleted or appropriately modified if the assets of just the Sellers' Qualified Decommissioning Fund are to be maintained pursuant to such agreement.

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      (31)  "Department of Energy" means the United States  Department of Energy and any successor agency thereto.

      (32) "Department of Energy Decommissioning and Decontamination Fees" means all fees related to the Department of Energy's Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Fund pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy's implementing regulations at 10 CFR Part 766, or any similar fees assessed under amended or superseding statutes or regulations applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department's gaseous diffusion enrichment facilities.

      (33) "Department of Justice" means the United States Department of Justice and any successor agency thereto.

      (34) "Diked Area" has the meaning set forth in Section 7.1(s).

      (35) "Direct Claim" has the meaning set forth in Section 8.2(c).

      (36) "Easements" means the easements, licenses and access rights to be granted by Buyer, Sellers or York Haven, or reserved by Sellers, in connection with the Interconnection Agreement , the TMI-2 Monitoring Agreement or the Easement Agreements, including easements authorizing access, use, maintenance, construction, repair, replacement and other activities by Sellers, York Haven or Buyer, as the case may be, or otherwise necessary for Sellers, York Haven and Buyer to operate their respective businesses and to fulfill all applicable legal requirements (including FERC and other licensing requirements and requirements imposed in connection with applications for new and subsequent licenses).

      (37) "Easement, License and Attachment Agreement" means both (i) the Easement, License and Attachment Agreement to be negotiated in good faith between Sellers and Buyer, whereby Buyer and Sellers will provide each other with Easements with respect to the Real Property transferred to Buyer or retained by Sellers and whereby Sellers will provide Buyer with certain attachment rights with respect to Real Property owned by Sellers, and (ii) the York Haven Easement Agreement to be negotiated in good faith between York Haven and Buyer, whereby Buyer and York Haven will provide each other with Easements with respect to the Real Property transferred to Buyer or retained by York Haven. In the event of any conflict between the Easement, License and Attachment Agreement and the Exclusion Area Agreement, the terms

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of the Exclusion  Area Agreement  shall govern.  The Easements to be provided in the Easement, License and Attachment Agreement which are contemplated by the Parties as of the date hereof are listed on Exhibit C hereto. However, such listing shall not be binding on the Parties or York Haven, and the Parties may eliminate from, or add to, the listing of easements on said Exhibit C in the course of their negotiations.

      (38) "Emission Allowance" means all present and future authorizations to emit specified units of pollutants or Hazardous Substances from the Purchased
Assets, which units are established by the Governmental Authority with jurisdiction over the Purchased Assets under (i) an air pollution control and emission reduction program designed to mitigate global warming, interstate or intrastate transport of air pollutants; (ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater; or (iii) any pollution reduction program with a similar purpose. Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such allowances designates such allowances by a name other than "allowances."

      (39) "Emission Reduction Credits" means credits, in units that are established by the Governmental Authority with jurisdiction over the Purchased Assets that has obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including, without limitation, and to the extent allowable under applicable law, reductions from shutdowns or control of emissions beyond that required by applicable law) that:
(i) have been identified by the PaDEP as complying with applicable Pennsylvania law governing the establishment of such credits (including, without limitation, that such emissions reductions are enforceable, permanent, quantifiable and surplus) and listed in the Emissions Reduction Credit Registry maintained by the PaDEP or with respect to which such identification and listing are pending; or
(ii) have been certified by any other applicable Governmental Authority as complying with the law and regulations governing the establishment of such credits (including, without limitation, certification that such emissions reductions are enforceable, permanent, quantifiable and surplus). The term includes Emission Reduction Credits that have been approved by the PaDEP and are awaiting USEPA approval. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

      (40)  "Encumbrances"  means  any  mortgages,   pledges,   liens,  security
interests, conditional and installment sale agreements,

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activity  and  use  limitations,   conservation  easements,  deed  restrictions,
easements, encumbrances and charges of any kind.

      (41) "Energy Reorganization Act" means the Energy Reorganization Act of 1974, as amended.

      (42) "Environmental Claim" means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violation, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the environment of any Hazardous Substances at any location related to the Purchased Assets, including, but not limited to, any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent for handling, storage, treatment, or disposal.

      (43) "Environmental Condition" means the presence or Release to the environment, whether at the Site or at an off-Site location, of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the Site or any off-Site location regardless of when such presence or Release occurred or is discovered.

      (44) "Environmental Laws" means all federal, state and local, provincial and foreign, civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) , the Resource Conservation and Recovery Act (42 U.S.C. Section

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6901 et seq.), the Federal Water Pollution  Control Act (33 U.S.C.  Section 1251
et seq.), the Clean Air Act (42 U.S. C. Section 7401 et seq.) , the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Pennsylvania Hazardous Sites Cleanup Act (35 P.S. Section 6020.101 et seq.), the Pennsylvania Solid Waste Management Act (35 P.S. 6018.101 et seq.), the Pennsylvania Clean Stream Law (35 P.S. 691.1 et seq. ), the Pennsylvania Radiation Act and all other state laws analogous to any of the above. Notwithstanding the foregoing, Environmental Laws do not include the Atomic Energy Act, NRC rules, regulations and orders
promulgated  or  issued  thereunder,   or  the  Energy  Reorganization  Act  and
applicable regulations thereunder.

      (45) "Environmental Permits" has the meaning set forth in Section 4.10(a).

      (46) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (47) "ERISA Affiliate" has the meaning set forth in Section 2.4(l).

      (48) "ERISA Affiliate Plans" has the meaning set forth in Section 2.4(l).

      (49) "Estimated Adjustment" has the meaning set forth in Section 3.3(b).

      (50) "Estimated Closing Statement" has the meaning set forth in Section 3.3(b).

      (51) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (52) "Excluded Assets" has the meaning set forth in Section 2.2.

      (53) "Excluded Liabilities" has the meaning set forth in Section 2.4.

      (54) "Exclusion Area Agreement" means the Exclusion Area Agreement, between Sellers and Buyer, in the form of Exhibit K hereto, under which Sellers will provide Buyer with authority, within those parts of the Exclusion Area for TMI-1 (as described on Schedule A to the Exclusion Area Agreement, the "Exclusion Area") which are owned and controlled by Sellers, to determine and control all activities in the Exclusion Area, including exclusion of personnel and property from the Exclusion Area, to the extent necessary to comply with applicable NRC requirements.

      (55) "Exempt Wholesale Generator" means an exempt wholesale generator as defined in Section 32 of the Holding Company Act and the regulations issued thereunder.

      (56) "Facilities" means the plant, facilities, equipment, supplies and improvements owned by Sellers and included in the Purchased Assets.

      (57) "Facilities Act" has the meaning as set forth in Section 10.14.

      (58) "Fair Market Value" means with respect to the assets of the Decommissioning Funds, the value reflected in a statement prepared by the Trustee under the Decommissioning Indenture listing the assets as of the close of the Business Day before Closing, including purchase price and FMV of each asset.

      (59) "Federal Power Act" means the Federal Power Act, as amended.

      (60) "Federal Trade Commission" means the United States Federal Trade Commission or any successor agency thereto.

      (61) "FERC" means the United States Federal Energy Regulatory Commission or any successor agency thereto.

      (62) "Final Safety Analysis Report" or ("FSAR") means the report, as updated, that is required to be maintained for TMI-1 in accordance with the requirements of 10 CFR Section 50.71(e).

      (63) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in the form of Exhibit D hereto.

      (64) "Good Utility Practices" means any of the practices, methods and activities approved by a significant portion of the electric utility industry as good practices applicable to nuclear generating facilities of similar design, size and capacity or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent nuclear operator in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable law. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry.

      (65) "Governmental Authority" means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

      (66) "GPU" means GPU, Inc., a Pennsylvania corporation which is the parent company of GPU Nuclear, JCP&L, Met-Ed and Penelec.

      (67) "GPU Nuclear" means GPU Nuclear, Inc., a New Jersey corporation which is a wholly owned subsidiary of GPU.

      (68) "GPU Service Agreement" means the GPU Service Agreement, between the Owners and Buyer, in the form of Exhibit L, under which the Owners will provide certain administrative and other services to Buyer for a specified period after the Closing Date.

      (69) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; excluding, however, any "source", "special nuclear" and "byproduct" material, as such terms are defined in and to the extent regulated under the Atomic Energy Act.

      (70) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

      (71) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      (72) "IBEW" means Local 777 of the International Brotherhood of Electrical Workers.

      (73) "IBEW Collective  Bargaining  Agreement" has the meaning set forth in
Section 6.10(d).

      (74) "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

      (75) "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

      (76) "Indemnifying Party" has the meaning set forth in Section 8.1(d) .
                ------------------

      (77) "Indemnitee" has the meaning set forth in Section 8.1(c).

      (78) "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by Sellers and Buyer.

      (79) "Inspection" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its agents or Representatives with respect to the Purchased Assets prior to the Closing.

      (80) "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, inventions, copyrights and copyright rights owned by Sellers and necessary for the operation and maintenance of the Purchased Assets, and all pending applications for registrations of patents, trademarks, and copyrights, as set forth in Schedule 2.1(1)

      (81) "Interconnection Agreement" means the Interconnection Agreement, between Sellers and Buyer, in the form of Exhibit E hereto, under which Sellers will provide Buyer after the Closing Date with interconnection services consistent with NRC requirements relating to offsite power availability and grid reliability and access to Sellers' transmission facilities for the transmission of power from TMI-1.

      (82) "Interconnection Facilities" has the meaning set forth in the Interconnection Agreement.

      (83) "Inventories" means nuclear fuel or alternative fuel inventories, materials, spare parts, consumable supplies and chemical and gas inventories relating to the operation of the Facilities located at, or in transit to, the Facilities.

      (84) "Investment Manager Agreement" means one or more Investment Manager Agreements, between any Seller and one or more professional investment managers substantially in the form of Exhibit O hereto, pursuant to which any assets of the Decommissioning Funds retained by Sellers after Closing pursuant to Section 6.12(c) hereof will be invested.

      (85) "IRS" means the United States Internal Revenue Service or any successor agency thereto.

      (86) "JCP&L" means Jersey Central Power & Light Company, a New Jersey corporation which is a wholly owned subsidiary of GPU.

      (87) "Knowledge" means the actual knowledge of the corporate officers or managerial representatives of the specified Person charged with responsibility for the particular function, after reasonable inquiry by them of selected employees of such Person whom they believe, in good faith, to be the persons responsible for the subject matter of the inquiry.

      (88) "Material Adverse Effect" means any change (or changes taken together) in, or effect on, the Purchased Assets that is materially adverse to the operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole, other than any change (or changes taken together) generally affecting the international, national, regional or local electric industry as a whole and not affecting the Purchased Assets or the Parties in any manner or degree significantly different than the industry as a whole, including changes in local wholesale or retail markets for electric power; national, regional or local electric transmission systems or operations thereof, and any change or effect resulting from action or inaction by a Governmental Authority with respect to an independent system operator or retail access in Pennsylvania.

      (89) "Member Letters" means letters from the members of Buyer, dated the date hereof and addressed to Sellers, regarding the respective financial responsibility of each such member for the financial obligations of Buyer under this Agreement.

      (90)  "Met-Ed"  means   Metropolitan   Edison   Company,   a  Pennsylvania
corporation which is a wholly owned subsidiary of GPU.

      (91) "Mortgage Indenture" means collectively, the mortgage originally granted to City Bank Farmer's Trust Company by Jersey Central Power & Light Company, dated as of March 1, 1946, as amended and supplemented, the mortgage originally granted to Guaranty Trust Company of New York by Metropolitan Edison Company, dated as of November 1, 1944, as amended and supplemented, and the mortgage originally granted to Bankers Trust Company by Pennsylvania Electric Company, dated as of January 1, 1942, as amended and supplemented.

      (92) "National Labor Relations Board" means the United States National Labor Relations Board or any successor agency thereto.

      (93) "Net Unrealized Gain" means the amount by which the Fair Market Value as of the close of the Business Day before the Closing of any asset of the Nonqualified Decommissioning Funds exceeds the Tax Basis of such asset.

      (94) "NJBPU" means the New Jersey Board of Public Utilities and any successor agency thereto.

      (95) "Nonqualified Decommissioning Funds" means the external trust funds, that do not meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by Sellers with respect to the Facilities prior to the Closing pursuant to the Decommissioning Indenture and maintained by Sellers after the Closing pursuant to the Decommissioning Trust Agreement to the extent assets of such Funds are retained by Sellers pursuant to Section 6.12(c).

     (96) "Non-Union Employees" has the meaning as set forth in Sections 6.10(b) and (n).

      (97) "NRC" means the United States Nuclear Regulatory Commission and any successor agency thereto.

      (98) "Nuclear Waste Policy Act" means the Nuclear Waste Policy Act of 1982, as amended.

      (99) "NYPSC" means the Public Service Commission of the State of New York and any successor agency thereto.

      (100) "Observers" has the meaning set forth in Section 6.1(c).

      (101) "Owners" has the meaning set forth in the recitals.

      (102) "Oyster Creek" means the Oyster Creek Nuclear Generating Station, located in Lacey Township, New Jersey and identified in NRC Operating License No. DPR-16, Docket No. 50-219.

      (103) "PaPUC" means the Pennsylvania Public Utility Commission and any successor agency thereto.

      (104)  "PaDEP"  means  the   Pennsylvania   Department  of   Environmental
Protection and any successor agency thereto.

      (105) "Party" (and the corresponding term "Parties") has the meaning set forth in the preamble.

      (106) "Penelec" means Pennsylvania Electric Company, a Pennsylvania corporation and a wholly owned subsidiary of GPU.

      (107) "PBGC" means the Pension Benefit Guaranty Corporation established by ERISA.

      (108) "Permits" has the meaning set forth in Section 4.17.

      (109) "Permitted Encumbrances" means: (i) the Easements; (ii) those exceptions to title to the Purchased Assets listed in Schedule 4.7(a) with respect to Real Property and Schedule 4.7(b) with respect to Tangible Personal Property; (iii) with respect to any date before the Closing Date, Encumbrances created by the Mortgage Indenture and Easements by and among the Sellers; (iv) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings provided that the aggregate amount being so contested does not exceed $100,000; (v) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Sellers or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed $100,000; and (vi) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, which do not materially, individually or in the aggregate, detract from the value of the Purchased Assets as currently used or interfere with the present use of the Purchased Assets and neither secure indebtedness, nor individually or in the aggregate create a Material Adverse Effect.

      (110) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

      (111)   "PJM"  means  the  Pennsylvania-New Jersey-Maryland
Interconnection, LLC.

      (112)  "Post-Closing  Adjustment"  has the  meaning  set forth in  Section
3.3(c).

      (113)  "Post-Closing  Statement"  has the  meaning  set  forth in  Section
3.3(c).

      (114) "PPA" means the Power Purchase Agreement between Sellers and Buyer, in the form of Exhibit I hereto, under which Sellers will agree to purchase capacity and energy from Buyer for a period after the Closing Date.

      (115) "Price-Anderson Act" means Section 170 of the Atomic Energy Act of 1954, as amended.

      (116)  "Proposed  Post-Closing  Adjustment"  has the  meaning set forth in
Section 3.3(c).

      (117) "Proprietary Information" of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished, including information provided to a Party pursuant to the Confidentiality Agreement. In addition, after the Closing Date, "Proprietary Information" includes any non-public information regarding the Purchased Assets or the transactions contemplated by this Agreement. Proprietary Information does not include information that: (a) is or becomes generally available to the public (other than as a result of a disclosure by the other Party or its Representatives in violation of a confidentiality agreement); (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives, or is not otherwise under any obligation to the Party or any of its Representatives not to transmit the information to the other Party or its Representatives; or (d) is independently developed by the other Party.

      (118) "Purchased Assets" has the meaning set forth in Section 2.1.

      (119) "Purchase Price" has the meaning set forth in Section 3.2.

      (120) "Qualified Decommissioning Funds" means the three external trust funds, that meet the requirements of Code section468A and Treasury Regulations section 1.468A-5, maintained by Sellers with respect to the Facilities prior to closing pursuant to the Decommissioning Indenture and maintained by Sellers after the Closing pursuant to the Decommissioning Trust Agreement to the extent assets of such funds are retained by Sellers pursuant to Section 6.12(c).

      (121) "Real Property" has the meaning set forth in Section 4.13(a).

      (122) "Real Property Leases" has the meaning set forth in Section 4.8.

      (123) "Refueling Outage" means the refueling outage for TMI-1 referred to by the Parties as "13R" and currently scheduled for September-October 1999, including the refueling of TMI-1 and the performance of certain maintenance, inspection and other work, all of which shall be completed in accordance with Good Utility Practices and applicable NRC requirements.

      (124) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

      (125) "Remediation" means action of any kind to address a Release, the threat of a Release or the presence of Hazardous Substances at the Site or an off-Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Site or an off-Site location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances at the Site or an off-Site location.

      (126) "Replacement Welfare Plans" has the meaning set forth in Section 6.10(e).

      (127) "Representatives" of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling persons.

      (128)  "Residual  Waste  Landfill"  means the waste  landfill  on the Real
Property  that  is  identified  on  Schedule   4.13(a)  and  is  subject  to  an
Environmental Permit issued by PaDEP (Permit No. 301029).

      (129) "SEC" means the United States Securities and Exchange Commission and any successor agency thereto.

      (130) "SRBC" means the Susquehanna River Basin Commission and any successor agency thereto.

      (131) "Securities Act" means the Securities Act of 1933, as amended.

      (132) "Seller" (and the corresponding term "Sellers") has the meaning set forth in the preamble.

      (133) "Sellers' Agreements" means those contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Purchased Assets that are being assigned to Buyer as part of the Purchased Assets, as more particularly described on Schedule 4.15(a).

      (134) "Sellers' Indemnitee" has the meaning set forth in Section 8.1(a).

      (135) "Sellers' Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

      (136)  "Sellers'  Savings  Plans"  has the  meaning  set forth in  Section
6.10(g).

      (137) "Site" means the Real Property (described in Schedule 4.13(a)) forming a part of, or used or usable in connection with the operation of, the Purchased Assets. The Site specifically excludes those parcels of real property described on Schedule 2.2(i). Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site.

      (138) "Spent Fuel Fees" means those fees assessed on electricity generated at TMI-1 and sold pursuant to the Standard Contract for Disposal of Spent Nuclear Fuel and/or High Level
                                             17

Waste,  as provided in Section  302 of the Nuclear  Waste  Policy Act and 10 CFR
Part 961, as the same may be amended from time to time.

      (139) "Subsidiary" when used in reference to any Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other, Persons performing similar functions of such entity, are owned directly or indirectly, by such Person.

      (140) "Tangible Personal Property" has the meaning set forth in Section 2.1(c).

      (141) "Tax Basis" means the adjusted tax basis determined for federal income tax purposes under Code section 1011(a).

      (142) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local or foreign taxing authority, including, but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.

      (143) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

      (144)  "Technical   Specifications"means   the  technical   specifications
included in the NRC License for TMI-1 in accordance with the requirements of 10 CFR Section 50.36.

      (145) "Termination Date" has the meaning set forth in Section 9.1(b).

      (146) "Third Party Claim" has the meaning set forth in Section 8.2(a).

      (147) "TMI-1" means the Three Mile Island Unit 1 Nuclear Generating Facility, located near Middletown, Pennsylvania and identified in NRC Operating License No. DPR-50, Docket No. 50-289.

      (148) "TMI-2 Monitoring Agreement" means the agreement between Sellers and Buyer, substantially in the form of Exhibit H hereto.

      (149) "TMI-2" has the meaning set forth in Section 2.2(i).

      (150) "Total FMV" has the meaning set forth in Section 6.12(a).

      (151) "Transferable Permits" means those Permits and Environmental Permits identified in Schedule 1.1(151), which may be transferred to Buyer without a filing with, notice to, consent or approval of any Governmental Authority.

      (152) "Transferred Employee Records" means all records related to Transferred Employees, including but not limited to the following information:
(i) skill and development training, (ii) biographies, (iii) seniority histories,
(iv) salary and benefit information, (v) Occupational, Safety and Health Administration reports, (vi) active medical restriction forms, (vii) fitness for duty, and (viii) disciplinary actions.

      (153)  "Transferred  Employees"  has the  meaning  set  forth  in  Section
6.10(b).

      (154)  "Transferred  Non-Union  Employees"  has the  meaning  set forth in
Section 6.10(b).

      (155) "Transferred Union Employees" has the meaning set forth in Section 6.10(b).

      (156) "Transition Committee" has the meaning set forth in Section 6.1(b).

      (157) "Transmission Assets" has the meaning set forth in Section 2.2(a).

      (158) "Trustee" means prior to the Closing the trustee of the Decommissioning Funds appointed by Sellers pursuant to the Decommissioning Indenture or after the Closing in the event any assets of the Decommissioning Funds are retained by Sellers pursuant to Section 6.12(c) appointed pursuant to the Decommissioning Trust Agreement.

      (159) "Union  Employees" has the meaning set forth in Sections 6.10(a) and
(n).

      (160) "USEPA" means the United States Environmental Protection Agency and any successor agency thereto.

      (161) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

      (162) "Year 2000 Compliant," "Year 2000 Qualified" and "Year 2000 Ready" have the meanings set forth in Section 4.21. "Year 2000 Qualification" has a meaning correlative to Year 2000 Qualified.
                                             19

      (163) "York Haven" means York Haven Power & Light Company, a Pennsylvania corporation which is a wholly owned subsidiary of Met-Ed.

      (164) "York Haven Dam Agreements" means the agreements between York Haven and Sellers providing for the ownership, operation and maintenance of the York Haven Hydroelectric Project (FERC Project No. 1888) on the Susquehanna River; such agreements are separately identified on Schedule 4.15(a) hereto.

      1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.


                                   ARTICLE II

                                PURCHASE AND SALE

      2.1 Transfer of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing each of Sellers will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase, assume and acquire from each such Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), and subject to Section 2.2, all of such Seller's right, title and interest in and to all of the assets constituting, or used in and necessary for the operation of, the Facilities, including without limitation those assets identified in Schedules 2.1(h) and (l) and Schedule 4.13(b) and those assets described below (but excluding the Excluded Assets), each as in existence on the Closing Date (collectively, "Purchased Assets"):

            (a) The real property (including all buildings, facilities and other improvements thereon, all appurtenances thereto and rights of ingress and egress) described on Schedule 4.13(a) (including parcels owned by York Haven but excluding those parcels identified in Section 2.2(i) below), but subject to the Permitted Encumbrances and except as otherwise constituting part of the Excluded Assets;

            (b)   All Inventories and Emission Allowances;

            (c) All machinery, mobile or otherwise, equipment (including computer hardware and software and communications
                                             20
equipment), vehicles, tools, spare parts, fixtures, furniture and furnishings and other personal property relating to or used in the operation of the Facilities, including, without limitation, the items of personal property included in Schedule 4.13(b), together with all the personal property of Sellers used principally in the operation of the Facilities, other than property used or primarily usable as part of the Transmission Assets or otherwise constituting part of the Excluded Assets (collectively, "Tangible Personal Property");

            (d) Subject to the provisions of Section 6.4(b), all Sellers' Agreements;

            (e) Subject to the provisions of Section 6.4(b), all Real Property Leases;

            (f)   All Transferable Permits;

            (g) All books, operating records, operating, safety and maintenance manuals, inspection reports, engineering design plans, documents, blueprints and as built plans, specifications, procedures and similar items of Sellers, wherever located, relating to the Facilities and the other Purchased Assets (subject to the right of Sellers to retain copies of same for their use) other than general ledger accounting records;

            (h) All Emission Reduction Credits associated with the Facilities and identified in Schedule 2.1(h) that have accrued prior to, or that accrue on or after, the date of this Agreement;

            (i) All unexpired, transferable warranties and guarantees from third parties with respect to any item of Real Property or personal property constituting part of the Purchased Assets;

            (j) The name "Three Mile Island Unit 1". It is expressly understood that Sellers are not assigning or transferring to Buyer any right to use the name "GPU", "GPU Energy", "GPU Nuclear", "Jersey Central Power & Light Company", "JCP&L", "Metropolitan Edison Company" or "Met-Ed", or "Pennsylvania Electric
Company" or "Penelec", or any related or similar trade names, trademarks, service marks, corporate names and logos or any part, derivative or combination thereof; provided, however, that Sellers will grant to Buyer a non-assignable (except to Affiliates), royalty-free, non-exclusive license to use "GPU Nuclear" and any related or similar trade names, trademarks, service marks, corporate names and logos on signs and displays affixed to the Purchased Assets on the Closing Date for a period of three months thereafter in order to allow Buyer adequate time to change the signage to the name of Buyer.

            (k) All drafts, memoranda, reports, information, technology, and specifications relating to Sellers' plans for Year 2000 Compliance with respect to the Facilities;

            (l)  A   non-assignable   (except  to   Affiliates),   royalty-free,
non-exclusive license to the Intellectual Property described on Schedule 2.1(l);

            (m) The substation equipment set forth in Schedule A to the Interconnection Agreement and designated therein as being transferred to Buyer; and

            (n) Whether transferred to Buyer pursuant to Section 6.12(b) or retained by Sellers pursuant to Section 6.12(c), the assets comprising the Decommissioning Funds together with all related accounting and other records other than general ledger accounting records.

      2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Purchased Assets, but which are hereby specifically excluded from the sale and the definition of Purchased Assets herein (the "Excluded Assets"):

            (a) Except as expressly identified in Schedule 4.13(b) or Schedule A to the Interconnection Agreement, the electrical transmission or distribution facilities (as opposed to generation facilities) of Sellers or any of their Affiliates located at the Site or forming part of the Facilities (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets (collectively, the "Transmission Assets"), and those certain assets, facilities and agreements identified on Schedule 2.2(a);

            (b) Certain switches and meters in the Facilities, gas facilities, revenue meters and remote testing units, drainage pipes and systems, as identified in the Easement, License and Attachment Agreement;

            (c) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities (including, without limitation, Sellers' account balances with Nuclear Electric Insurance Limited), except the assets comprising the Decommissioning Funds;

            (d) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables (including, without limitation, Sellers' account balances with Nuclear Electric Insurance Limited), except the assets comprising the Decommissioning Funds;

            (e) Subject to the license referred to in Section 2.1(j) hereof, the rights of Sellers and their Affiliates to the names "GPU", "GPU Energy", "GPU Nuclear", "Jersey Central Power & Light Company", "JCP&L", "Metropolitan Edison Company" or "Met-Ed", "Pennsylvania Electric Company" or "Penelec", or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

            (f) All tariffs, agreements and arrangements to which Sellers are a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services;

            (g) The rights of Sellers in and to any causes of action against third parties (including indemnification and contribution) relating to any Real Property or personal property, Permits, Environmental Permits, Taxes, Real Property Leases or Sellers' Agreements, if any, including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Facilities or the Site and relating to any period prior to the Closing Date;

            (h) Any and all of Sellers' rights in any contract representing an intercompany transaction between Sellers and an Affiliate of Sellers, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like; and

            (i) Any right, title and interest in (A) those certain parcels of real property (including all buildings, facilities and other improvements thereon and all appurtenances thereto) pertaining to Three Mile Island Unit 2 Nuclear Generating Facility, including those described in Schedule 2.2(i) ("TMI-2"), or (B) the structures and improvements comprising the dams referred to in the York Haven Dam Agreements, except that this paragraph shall not be construed to limit in any way the rights conveyed to Buyer in accordance with the Exclusion Area Agreement between Buyer and Sellers.

     2.3 Assumed Liabilities and Obligations. On the Closing Date, Buyer shall deliver to Sellers the Assignment and Assumption Agreement pursuant to which Buyer shall assume and 23 agree to discharge when due, all of the following liabilities and obligations of Sellers (collectively, "Assumed Liabilities and Obligations"):

            (a) All liabilities and obligations of Sellers arising on or after the Closing Date under Sellers' Agreements, the Real Property Leases, and the Transferable Permits in accordance with the terms thereof, including, without limitation, (i) the contracts, licenses, agreements and personal property leases entered into by Sellers with respect to the Purchased Assets and disclosed on the relevant schedule and (ii) the contracts, licenses, agreements and personal property leases entered into by Sellers with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default by Sellers;

            (b) All liabilities and obligations associated with the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof;

            (c) All liabilities and obligations with respect to the Transferred Employees on and after the Closing Date for which Buyer is responsible pursuant to Section 6.10;

            (d) All liabilities and obligations of Sellers with respect to the Purchased Assets under the agreements set forth on Schedule 4.15(a) arising after the Closing;

            (e) With respect to the Purchased Assets, any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date, except for any Income Taxes attributable to income received by Sellers;

            (f) All liabilities and obligations of Sellers for Decommissioning of the Facilities; and

            (g) All liabilities and obligations of Sellers to SRBC or any third party to pay the annual operation and maintenance expense provided for in the Cowanesque Reservoir Agreements.

      2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (the "Excluded Liabilities"):

            (a) Any liabilities or obligations of Sellers in respect of any Excluded Assets (including TMI-2) or other assets of Sellers which are not Purchased Assets, including any liability or obligation for the Decommissioning of TMI-2;

            (b) Any liabilities or obligations in respect of Taxes attributable to the ownership, operation or use of Purchased Assets for taxable periods, or portions thereof, ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Sections 3.5 or 6.8(a) hereof;

            (c) Any liabilities or obligations of Sellers accruing under any of Sellers' Agreements prior to the Closing Date;

            (d) Any and all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or similar causes of action arising out of the ownership or operation of the Purchased Assets prior to the Closing Date, including liabilities or obligations arising out of or resulting from a "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Site, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of radioactive materials to or from the Site or any other site prior to the Closing Date, including, without limitation, liability for any deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act and 10 C.F.R. Part 140, 10 C.F.R. Section 50.54(w), other than any liabilities or obligations which have been expressly assumed by Buyer under
Section 2.3;

            (e)  Any  fines,  penalties  or  costs  imposed  by  a  Governmental
Authority with respect to the Purchased Assets resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority relating to actions or omissions prior to the Closing Date, or (ii) illegal acts, willful misconduct or gross negligence of Sellers;

            (f) Any payment obligations of Sellers for goods delivered or services rendered prior to the Closing Date, including, but not limited to, rental or lease payments pursuant to the Real Property Leases and any leases relating to Tangible Personal Property;

            (g) Any liability, obligation or responsibility under or related to Environmental Laws or the common law, whether such liability, obligation or responsibility is known or unknown,
                                             25
contingent or accrued (whether or not arising or made manifest before the Closing Date or on or after the Closing Date), arising as a result of or in connection with (i) the Residual Waste Landfill, (ii) the Real Property pertaining to TMI-2, as described in Schedule 2.2(i), (iii) the Real Property identified as the "Substation" on the map included in Schedule 4.13(a), (iv) loss of life, injury to persons or property or damage to natural resources to the extent caused (or allegedly caused) by the off-Site disposal, storage, transportation, discharge, Release, or recycling of Hazardous Substances, or the arrangement for such activities, of Hazardous Substances, prior to the Closing Date, in connection with the ownership or operation of the Purchased Assets; (v) any violation or alleged violation of Environmental Laws prior to the Closing Date with respect to the ownership or operation of any of the other Purchased Assets; (vi) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of, or the Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets;

            (h) Third party liability for toxic torts arising as a result of or in connection with loss of life or injury to persons (whether or not such loss or injury arose or was made manifest on or after the Closing Date) caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to the Closing Date;

            (i) Any liabilities, obligations or responsibilities relating to (a) the property, equipment or machinery within the switchyards for which Sellers will retain an Easement, (b) the disposal, discharge or Release of Hazardous Substances, whether such liabilities, obligations or responsibilities arose from the ownership or operation of said property, equipment or machinery prior to or after the Closing Date unless caused by Buyer's operations or equipment, (c) the transmission lines delineated in the Easements or (d) any Sellers' operations on, or usage of, the Easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (1) any violation or alleged violation of Environmental Law and (2) loss of life, injury to persons or property or damage to natural resources, except to the extent caused by Buyer;

            (j) Any liabilities or obligations relating to personal injury, discrimination, wrongful discharge, unfair labor
                                             26
practice or similar claim or cause of action filed with or pending before any court or administrative agency on the Closing Date with respect to the Purchased Assets or the Transferred Employees or where the material facts of such claim or cause of action occurred prior to the Closing Date;

            (k) Subject to Section 6.10, any liabilities or obligations relating to any Benefit Plan maintained by Sellers or any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with a Seller under Section 414 (b) , (c) , (m) or (o) of the Code ("ERISA Affiliate") or to which a Seller or any ERISA Affiliate contributed (the "ERISA Affiliate Plans"), including any multi-employer plan contributed to at any time by a Seller or any ERISA Affiliate, or any multi-employer plan to which a Seller or ERISA Affiliate is or was obligated at any time to contribute, including but not limited to any liability (i) relating to benefits payable under any Benefit Plans; (ii) relating to the PBGC under Title IV of ERISA; (iii) relating to a multi-employer plan; (iv) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (v) with respect to any noncompliance with ERISA or any other applicable laws; or (vi) with respect to any suit, proceeding or claim which is brought against Buyer, any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan;

            (l) Subject to Section 6.10, any liabilities or obligations relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, or constructive termination by a Seller of any individual, attributable to any actions or inactions by Sellers prior to the Closing Date other than such actions or inactions taken at the written direction of Buyer;

            (m) Subject to Section 6.10, any obligations for wages, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising prior to the Closing under any term or provision of any contract, plan, instrument or agreement relating to any of the Purchased Assets;

            (n) All liabilities and obligations of Sellers to SRBC or any third party to pay the construction costs provided for in the Cowanesque Reservoir Agreements;

            (o) Any liability of a Seller arising out of a breach by a Seller or any of its Affiliates of any of their respective obligations under this Agreement or the Ancillary Agreements; and

            (p) Any other liability or obligation of a Seller not specifically assumed hereunder.

      2.5 Control of Litigation. The Parties agree and acknowledge that Sellers shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or Remediation activities (including without limitation any environmental mitigation or Remediation activities), arising out of or related to any Excluded Liabilities, so long as such defense, settlement or other activities do not unreasonably interfere with Buyer's operation of the Facilities, and Buyer agrees to cooperate with Sellers (at Sellers' expense) in connection therewith.


                                   ARTICLE III

                                   THE CLOSING

      3.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, the payment of the Purchase Price to Sellers, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at the offices of Morgan Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is fifteen
(15) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, but in any event not before the completion of the Refueling Outage (unless the Parties otherwise agree pursuant to Section 6.1(e)), or such other date as the Parties may mutually agree. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

      3.2 Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer will pay or cause to be paid to Sellers at the Closing in consideration of the Purchased Assets other than the nuclear fuel in the TMI-1 reactor core on the Closing Date, an aggregate amount of Twenty-Three Million Dollars ($23,000,000) (the "Closing Payment"), plus or minus any adjustments pursuant to the provisions of this Agreement, by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Sellers and Buyer. In addition, in consideration of the nuclear fuel in the TMI-1 reactor core on the Closing Date, Buyer will pay or cause to be paid to Seller annually in five equal installments (each a "Fuel Payment" and together with the Closing Payment, the "Purchase Price"), commencing on the first anniversary of the Closing Date and on each subsequent anniversary of the Closing Date until the fifth Fuel Payment has been paid, the sum of Fifteen Million Four Hundred Fifty-Three Thousand Four Hundred Dollars ($15,453,400) (which amount shall be deemed to include interest from the Closing Date at the lowest rate permitted by Treas. Reg. Section 1.483-3 to avoid the imputation of interest thereon), by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Sellers and Buyer.

      3.3 Adjustment to Purchase Price. (a) Subject to Section 3.3(b), at the Closing, the Purchase Price shall be adjusted, without duplication, to account for the items set forth in this Section 3.3(a):

               (i) The Purchase Price shall be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.5.

               (ii) The Purchase Price shall be adjusted if the Closing Date occurs on a date other than December 31, 1999, as set forth on Schedule 3.3(a)(ii).

               (iii) The Purchase Price shall be increased by the amount expended by Sellers between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment included in the Purchased Assets and other expenditures or repairs on property, plant and equipment included in the Purchased Assets that are capitalized by Sellers in accordance with their normal accounting policies, provided, that such expenditures (A) are not described in the capital budgets listed on Schedule 6.1, (B) are not required (1) for the customary operation and maintenance of TMI-1, (2) to replace equipment which has failed for any other reason, or (3) to comply with applicable laws, rules and regulations and (C) Buyer has specifically requested or approved such expenditures in writing ("Capital Expenditures"). Nothing in this paragraph should be construed to limit Sellers' rights and obligations to make all capital expenditures necessary to comply with NRC licenses and other Permits.

               (iv) The Purchase Price shall be adjusted from time to time following the Closing Date by the payment of an amount (the "Deal Strike Price Adjustment") for the period of January 1, 2002 through December 31, 2010, under the Deal Strike Price Adjustment Agreement.

               (v) In the event the assets of any of the Nonqualified Decommissioning Funds are retained by Sellers after the Closing pursuant to Section 6.12(c), the Purchase Price shall be adjusted downward by an amount equal to the sum of (i) the net present value of the tax on the Net Unrealized Gains of such retained assets at Closing using a discount rate of 7%, an assumed tax rate of 41.49% and assuming that all Net Unrealized Gains are realized in 2014, and (ii) the amount in clause (i) divided by 0.5851.

               (vi) The Purchase Price shall be adjusted downward by Five Million Dollars ($5,000,000) on the Closing Date to account for anticipated repairs or replacement of the Facility's low pressure turbines.

            (b) At least thirty (30) calendar days prior to the Closing Date, Sellers shall prepare and deliver to Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth Sellers' best estimate of all estimated adjustments to the Purchase Price required by Section 3.3(a) (other than with respect to subparagraph (a) (iv) thereof) (the "Estimated Adjustment"). Within ten (10) calendar days following the delivery of the Estimated Closing Statement by Sellers to Buyer, Buyer may object in good faith to the Estimated Adjustment in writing. If Buyer objects to the Estimated
Adjustment, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if Buyer does not object to the Estimated Adjustment), the Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be resolved as part of the Proposed Post-Closing Adjustment set forth in Section 3.3(c) and paid as part of any Post-Closing Adjustment to the extent required by Section 3.3(c).

            (c) Within sixty (60) days following the Closing Date, Sellers shall prepare and deliver to Buyer a final closing statement (the "Post-Closing Statement") that shall set forth all adjustments to the Purchase Price required by Section 3.3(a) (other than with respect to subparagraph (a) (iv) thereof) (the "Proposed Post-Closing Adjustment"). The Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as Sellers have historically used in connection with the calculation of the items reflected on such Post-Closing Statement. Within thirty (30) days following the delivery of the Post-Closing Statement by Sellers to Buyer, Buyer may object to the Proposed Post-Closing Adjustment in writing. Sellers agree to cooperate with Buyer to provide Buyer with the information used to prepare the Post-Closing Statement and information relating thereto. If Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty
(30) days of any objection by Buyer, the Parties shall appoint the Independent Accounting Firm, which shall, at Sellers' and Buyer's joint expense, review the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Purchase Price, if any, within thirty (30) days of such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination of the appropriate adjustment (the "Post-Closing Adjustment") by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later, than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

      3.4 Allocation of Purchase Price. Buyer and Sellers shall agree upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities and Obligations consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days of the Closing Date. In addition, prior to the Closing Date Buyer and Sellers shall allocate between items which are "real estate" and items which are personal property or "permanently attached machinery and equipment in an industrial plant", as those terms are used in the Pennsylvania realty transfer tax statute, Act of July 2, 1996 P.L. 318, as amended, and the regulations promulgated pursuant thereto by the Pennsylvania Department of Revenue at Chapter 91 of the Pennsylvania Code. If Buyer and Sellers cannot agree on any such allocation, such dispute shall be resolved in accordance with Section 6.8(d) of this Agreement. Each of Buyer and Sellers agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with any such agreed allocation. Each of Buyer and Sellers shall report the transactions contemplated by this Agreement for federal Tax and all other Tax purposes in a manner consistent with any such agreed allocation determined pursuant to this Section
3.4. Each of Buyer and Sellers agree to provide the other promptly with any information required to complete Form 8594. Buyer and Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation of the Purchase Price agreed to pursuant to this Section 3.4. Buyer and Sellers shall not take any position in any tax return, tax proceeding or audit that is inconsistent with such allocation.

      3.5 Prorations. (a) Buyer and Sellers agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the Purchased Assets shall be prorated as of the Closing Date, with Sellers liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

               (i)  Personal   property,   real  estate  and  occupancy   Taxes,
      assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets;

               (ii) Rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to Sellers under any of Sellers' Agreements;

               (iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

               (iv) Sewer rents and charges for water, telephone, electricity and other utilities; and

               (v) Rent and Taxes and other items payable by Sellers under the Real Property Leases assigned to Buyer.

            (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. The prorations shall be based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date. Sellers and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.

            (c)(i) Each of Sellers shall be responsible for any Pennsylvania public utility realty tax pursuant to 72 P.S. Section 8102-A ("PURTA"), additional PURTA assessments pursuant to 72 P.S. Section 8104-A, or any successor tax or fee relating to calendar years ending prior to the Closing. In addition, Sellers shall reimburse Buyer, in accordance with this Section 3.5(c), for its proportionate share of PURTA, additional PURTA assessments or any successor tax or fee levied or assessed, with respect to the Purchased Assets, against Buyer for the calendar year in which the Closing occurs. The proration shall be based upon the number of days within the Closing year that Sellers owned the Purchased Assets. For example, if Closing occurs on December 1, 1999, and Buyer incurs $1,000,000 in PURTA, additional PURTA assessments or any successor tax or fee, then Sellers' proportionate share of such tax or fee shall be calculated by multiplying $1,000,000 by a fraction, the numerator of which is the amount of calendar days in 1999 which Seller owned the Purchased Assets
(335), and the denominator of which is the amount of days in 1999 (365). Therefore, Sellers' proportionate share to be reimbursed to Buyer will be $1,000,000 multiplied by 335/365, or $917,808.20. The reimbursement payable by Sellers to Buyer hereunder shall be paid by Sellers within sixty (60) days after Sellers' receipt from Buyer of documentation showing the imposition of PURTA, additional PURTA assessment, or any successor tax or fee on the Purchased Assets in the Closing year.

            (ii) If Sellers are required to pay PURTA, additional PURTA or any successor tax or fee relating to the Purchased Assets, in the year of sale, Buyer shall reimburse Sellers, using the proration method described above, for the portion of the amount so payable by Sellers that is attributable to the number of days during such year that Buyer owned the Purchased Assets during such year; provided, however, that the amount of the Buyer's required reimbursement shall be reduced by the amount of any real estate, personal property and ad valorem taxes on the Purchased Assets that the Buyer is required to pay for the year of sale.

      3.6 Deliveries by Sellers. At the Closing, each of Sellers will deliver, or cause to be delivered, the following to Buyer:

            (a)   The Bill of Sale, duly executed by each of Sellers;

            (b) Copies of any and all governmental and other third party consents, waivers or approvals obtained by Sellers with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;

            (c) The opinions of counsel and officer's certificates contemplated by Section 7.1;

            (d) One or more special warranty deeds conveying the Real Property to Buyer, in substantially the form of Exhibit G hereto, duly executed and acknowledged by the appropriate Sellers or York Haven in recordable form, and any owner's affidavits or similar documents reasonably required by the title company;

            (e) All Ancillary Agreements, duly executed by each of Sellers;

            (f) A FIRPTA Affidavit, duly executed by each of Sellers;

            (g) Copies, certified by the Secretary or Assistant Secretary of each Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Sellers in connection herewith, and the consummation of the transactions contemplated hereby;

            (h) A certificate of the Secretary or Assistant Secretary of each Seller identifying the name and title and bearing the signatures of the officers of such Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

            (i) Certificates of good standing with respect to Sellers, issued by the Secretary of the State of each Sellers' state of incorporation, as applicable;

            (j) Tax clearance  certificates for each jurisdiction  identified on
Schedule 4.20;

            (k) To the extent available, originals of all Sellers' Agreements, Real Property Leases and Transferable Permits and, if not available, true and correct copies thereof;

            (l) The assets of the Decommissioning Funds to be transferred pursuant to Section 6.12(b), shall be delivered to Buyer (or to the trustee of any trust specified by Buyer), and/or, the assets of the Decommissioning Funds to be retained by Sellers pursuant to Section 6.12(c), shall be delivered to the Trustee under the Decommissioning Trust Agreement;

            (m) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary or desirable to transfer to Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable in recordable form; and

            (n) Such other agreements, documents, instruments and writings as are required to be delivered by Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

      3.7 Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, the following to Sellers:

            (a)   The Closing Payment, as adjusted pursuant to Section 3.3;

            (b) The opinions of counsel and certificates contemplated by Section 7.2;

            (c) All Ancillary Agreements, duly executed by Buyer;

            (d) Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

            (e) A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, and the other agreements contemplated hereby;

            (f) All such other instruments of assumption as shall, in the reasonable opinion of Sellers and their counsel, be necessary for Buyer to assume the Assumed Liabilities and Obligations in accordance with this Agreement;

            (g) Copies of any and all governmental and other third party consents, waivers or approvals obtained by Buyer with respect to the transfer of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement;

            (h) Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      GPU Nuclear, jointly and severally with the other Sellers, and each of the other Sellers, severally as to matters involving such Seller only and in accordance with their respective pro rata ownership interests in the Purchased Assets as to all other representations and warranties, hereby represent and warrant to Buyer as follows (all such representations and warranties, except those regarding Sellers individually, being made to the Knowledge of Sellers):

      4.1 Organization; Qualification. Each of JCP&L and GPU Nuclear is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Each of Met-Ed and Penelec is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Sellers are duly qualified or licensed to do business as foreign corporations and are in good standing in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not create a Material Adverse Effect. Sellers have heretofore delivered to Buyer complete and correct copies of their Certificates or Articles of Incorporation and Bylaws as currently in effect.

      4.2 Authority Relative to this Agreement. Sellers have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Sellers and no other corporate proceedings on the part of Sellers are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers, andassuming that this Agreement constitutes a valid and binding agreement of Buyer, subject to the receipt of Sellers' Required Regulatory Approvals, constitutes the legal, valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

      4.3   Consents and Approvals; No Violation.

            (a)  Except as set forth in  Schedule  4.3(a),  and  subject  to the receipt of Sellers' Required Regulatory Approvals, neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will (i) conflict with or result in the breach or violation of any provision of the Certificates or Articles of Incorporation or Bylaws of Sellers, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
(x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, individually or in the aggregate, would not create a Material Adverse Effect or (y) for those requirements which become applicable to Sellers as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Sellers are a party or by which Sellers, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect; or (iv) constitute violations of any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers, or any of their assets, which violation, individually or in the aggregate, would create a Material Adverse Effect.

            (b)  Except  as set  forth  in  Schedule  4.3(b)  (the  filings  and approvals referred to in Schedule 4.3(b) are collectively referred to as the "Sellers' Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of anygovernmental or regulatory body or authority is necessary for the consummation by Sellers of the transactions contemplated hereby, other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Material Adverse Effect or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Sellers as a result of the specific regulatory status of Buyer (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

      4.4 Reports. Since January 1, 1994, Sellers have filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, the NRC and the FERC,
                                             37
as the case may be,  all  material  forms,  statements,  reports  and  documents
(including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the Purchased Assets or the operation thereof under each of the Securities Act, the Exchange Act, the applicable state public utility laws, the Federal Power Act, the Holding Company Act, the Atomic Energy Act, the Energy Reorganization Act, and the Price-Anderson Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions in respect of such reports; provided however, that Sellers shall not be deemed to be making any representation or warranty to Buyer hereunder concerning the financial statements of Sellers or any such Affiliate contained in any such reports.

      4.5 Undisclosed Liabilities. Except as set forth in Schedule 4.5, the Purchased Assets are not subject to any material liability or obligation (whether absolute, accrued, contingent or otherwise) that has not been accrued or reserved against in Sellers' financial statements as of the end of the most recent fiscal quarter for which such statements are available or disclosed in the notes thereto in accordance with generally accepted accounting principles consistently applied.

      4.6 Absence of Certain Changes or Events. Since January 1, 1998, except as set forth in Schedule 4.6, there has not been: (a) any Material Adverse Effect;
(b) any damage, destruction or casualty loss, whether or not covered by insurance, which, individually or in the aggregate, created a Material Adverse Effect or (c) any agreement, commitment or transaction entered into by Sellers that is material to the ownership or operation of the Purchased Assets and remains in full force and effect on the date hereof.

      4.7 Title and Related Matters. Except for Permitted Encumbrances, each Seller and York Haven has good and marketable title to the Real Property to be conveyed by it hereunder free and clear of all Encumbrances. The Real Property constitutes all of the real property necessary to operate the Facilities as currently operated. Except for Permitted Encumbrances, Sellers have good and marketable title to each of the Purchased Assets not constituting Real Property free and clear of all Encumbrances. The Sellers own the Purchased Assets (other than the Real Property identified on Schedule 4.13(a) as being owned by York Haven) in the respective percentage amounts set forth on Schedule 4.7(c).

     4.8 Leases. Schedule 4.8 lists, as of the date of this Agreement, all real property leases, easements, licenses and
                                             38
other rights in real property (collectively, the "Real Property Leases") to which any Seller is a party and which (i) are to be transferred and assigned to Buyer on the Closing Date, (ii) affect all or any part of any Real Property and
(iii) (A) provide for annual payments of more than $100,000 or (B) are material to the ownership or operation of the Purchased Assets. Except as set forth in
Schedule 4.8, all such Real Property Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by Sellers or any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by Sellers or any other party thereunder.

      4.9 Insurance. Except as set forth in Schedule 4.9, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by Sellers and insuring the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.9, as of the date of this Agreement, Sellers have not been refused any insurance with respect to the Purchased Assets nor has their coverage been limited by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last twelve months.

      4.10 Environmental Matters. Except as disclosed in Schedule 4.10 or in the "Phase I" or supplemental environmental site assessments prepared by Buyer's environmental consultants and made available for inspection by Sellers:

            (a) Sellers hold, and are in compliance with, all permits, certificates, licenses and governmental authorizations under applicable Environmental Laws ("Environmental Permits") required for Sellers to own and operate the Purchased Assets, and Sellers are otherwise in compliance with applicable Environmental Laws with respect to their ownership and operation of the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, would not create a Material Adverse Effect;

            (b) None of Sellers have received any written request for information, or been notified that they are a potentially
                                             39
responsible  party,  under  CERCLA or any similar  state law with respect to the
Site, except for such liability under such laws as would not create, individually or in the aggregate, a Material Adverse Effect; and

            (c) None of Sellers have entered into or agreed to any consent decree or order with respect to or affecting the Purchased Assets are subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law, except for such consent decree or order, judgment, decree or judicial order that would not create, individually or in the aggregate, a Material Adverse Effect.

            (d) There are no underground storage tanks on the Real Property.

      4.11 Labor Matters. Sellers have previously delivered to Buyer true, correct and complete copies of all collective bargaining agreements to which Sellers are a party or are subject and which relate to the Purchased Assets. With respect to the ownership or operation of the Purchased Assets, except to the extent set forth in Schedule 4.11 (which matters shall remain the sole responsibility of Sellers): (a) Sellers are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) none of Sellers have received notice of any unfair labor practice complaint pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened by any authorized representative of any union or other representative of employees against or affecting Sellers; (d) none of Sellers have received notice that any representation petition respecting the employees of Sellers has been filed with the National Labor Relations Board; (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against Sellers; and (f) Sellers have not experienced any primary work stoppage since at least December 31, 1994.

      4.12  ERISA; Benefit Plans.

            (a) Schedule 4.12(a) lists all deferred compensation, profit-sharing, retirement and pension plans, including multi-employer plans (of which none exist), and all material bonus and other employee benefit or fringe benefit plans, including multi-employer plans (of which none exist), maintained or with respect to which contributions are made by Sellers in respect to current or former employees employed at the Purchased Assets ("Benefit Plans"). True, correct, and complete copies of all such Benefit Plans have been made available to Buyer.

            (b) Except as set forth in Schedule 4.12(b), Sellers and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each Benefit Plan which is an "employee pension benefit plan" as defined in
Section 3(2) of ERISA and to which Section 302 of ERISA applies, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code. Except as set forth in Schedule 4.12(b), neither Sellers nor any ERISA Affiliate has incurred any liability under Sections 4062(b), 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan which is subject to Title IV of ERISA, nor any withdrawal liability to any multi-employer pension plan under
Section 4201 et. seq. of ERISA or to any multi-employer welfare benefit plan, nor is there or has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any Benefit Plan except as set forth in Schedule 4.12(b). Except as set forth in Schedule 4.12(b), the IRS has issued a letter for each Benefit Plan which is intended to be qualified determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and there has been no occurrence since the date of any such determination letter (including but not limited to statutory or regulatory changes to the requirements of Section 401(a) of the Code for which the remedial amendment period has expired) which has or could have adversely affected such qualification.

            (c) None of Sellers nor any ERISA Affiliate or parent or successor corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction which may be disregarded under Section 4069 or Section 4212(c) of ERISA. No Benefit Plan ERISA Affiliate Plan is a multi-employer plan.

            (d) Each of Sellers that maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code or Sections 607(1) and 733(a) of ERISA and related regulations, has materially complied with all reporting, disclosure, notice, election, coverage and other benefit requirements of Sections 4980B and 9801-9833 of the Code and Sections 601-734 of ERISA as and when applicable to such plans.

      4.13  Real Property; Plant and Equipment.

            (a) Schedule 4.13(a) contains a description of, and exhibits indicating the location of, the real property owned by Sellers or York Haven and included in the Purchased Assets (the "Real Property"). For purposes of this Agreement, all of the Real Property titled in the name of York Haven shall be deemed to be owned by Sellers, and Sellers shall cause York Haven to convey such Real Property to Buyer at the Closing, free and clear of all

Encumbrances other than Permitted Encumbrances, as if such Real Property were owned directly by Sellers. All Encumbrances on the Real Property (other than Permitted Encumbrances) shall be released on or before the Closing Date. Complete and correct copies of any current surveys in Sellers' possession or any policies of title insurance currently in force and in the possession of Sellers with respect to the Real Property have heretofore been delivered by Sellers to Buyer.

            (b) Schedule 4.13(b) contains a description of the major equipment components and personal property comprising the Purchased Assets as of the date hereof.

            (c)  Except  for the  exceptions  listed in  Schedule  4.13(c),  the
Purchased Assets conform in all material respects to the Technical Specifications and the Final Safety Analysis Report (FSAR) and are being operated and are in material conformance with all applicable requirements under the Atomic Energy Act, the Energy Reorganization Act, and the rules, regulations, orders, and licenses issued thereunder.

      4.14 Condemnation. Except as set forth in Schedule 4.14, neither the whole nor any part of the Real Property or any other real property or rights leased, used or occupied by Sellers in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any Governmental Authority, and no such condemnation or other taking has been threatened.

      4.15  Certain Contracts and Arrangements.

            (a) Except (i) as listed in Schedule 4.15(a) or the other schedules to this Agreement ("Sellers' Agreements") or (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments in which all obligations of Sellers will expire prior to the Closing Date, Sellers are not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership or operation of the Purchased Assets.

            (b) Except as disclosed in Schedule 4.15(b), each of Sellers' Agreements (i) constitutes the legal, valid and binding obligation of one or more of Sellers, and constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and (iii) may be transferred or assigned to Buyer at the Closing without consent or approval of the other parties thereto, and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder.

            (c) Except as set forth in Schedule 4.15(c), there is not, under any of Sellers' Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect.

      4.16 Legal Proceedings, etc. Except as set forth in Schedule 4.16 or in any filing made by Sellers or any of their Affiliates pursuant to the Securities Act, the Exchange Act or the Atomic Energy Act, there are no claims, actions, proceedings or investigations pending or threatened against or relating to Sellers before any court, governmental or regulatory authority or body which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.16 or in any filing made by Sellers or any of their Affiliates pursuant to the Securities Act, the Exchange Act or the Atomic Energy Act, Sellers are not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority which, individually or in the aggregate, could have a Material Adverse Effect.

      4.17  Permits

            (a) Sellers have all permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to permits under Environmental Laws referred to in Section 4.10 hereof or permits issued by the NRC referred to in Section 4.18 hereof (collectively, "Permits"), used in or necessary for the ownership and operation of the Purchased Assets as presently conducted. Except as set forth in Schedule 4.17(a), Sellers have not received any written notification that they are in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, except for notifications of violations which would not, individually or in the aggregate, have a Material Adverse Effect. Sellers are in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to the Purchased Assets, except for violations which, individually or in the aggregate, could not have a Material Adverse Effect.

            (b)  Schedule   4.17(b)   sets  forth  all   material   Permits  and
Environmental Permits other than Transferable Permits (which are set forth on Schedule 1.1(149) applicable to the Purchased Assets.

      4.18  NRC Licenses.

            (a) Sellers have all permits, licenses, and other consents and approvals issued by the NRC necessary to own and operate the Purchased Assets as presently operated, pursuant to the requirements of the Atomic Energy Act and the Energy Reorganization Act. Except as set forth in Schedule 4.18(a), Sellers have not received any written notification that they are in violation of any of such license, or any order, rule, regulation, or decision of the NRC with respect to the Purchased Assets, except for notifications of violations which would not, individually or in the aggregate, have a Material Adverse Effect. Sellers are in compliance with the Atomic Energy Act, the Energy Reorganization Act, and all orders, rules, regulations, or decisions of NRC applicable to them with respect to the Purchased Assets, except for violations which, individually or in the aggregate, could not have a Material Adverse Effect.

            (b) Schedule 4.18(b) sets forth all material permits, licenses, and other consents and approvals issued by the NRC applicable to the Purchased Assets.

      4.19 Regulation as a Utility. Each of JCP&L, Met-Ed and Penelec is an electric utility company within the meaning of the Holding Company Act, a public utility within the meaning of the Federal Power Act and an electric utility within the meaning of the NRC regulations implementing the Atomic Energy Act. Except as set forth on Schedule 4.19 or with respect to local tax and zoning laws, Sellers are not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

      4.20 Taxes. With respect to the Purchased Assets (i) all Tax Returns required to be filed have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Schedule 4.20, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Sellers in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.20 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.20, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period.
Schedule 4.20 sets forth the taxing jurisdictions in which Sellers own assets or conduct business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require Buyer to withhold any portion of the Purchase Price or would subject Buyer to any liability for any Taxes of Sellers.

      4.21 Year 2000 Qualification. Subject to the timely completion of the work program contained in Schedule 7.1(s), all of the hardware, software and firmware products (including embedded microcontrollors in non-computer equipment) which are included in the Purchased Assets are Year 2000 Qualified based on implementation of a program similar to that outlined in Nuclear Utility Year 2000 Readiness, NEI/NUSMG 97-07. For purposes of this Agreement, "Year 2000 Qualified" shall mean that all constituent software, controllers, central processing units, and other computer equipment, including all components, applications and modules thereof, are either "Year 2000 Compliant" or "Year 2000 Ready" as defined in NEI/NUSMG 97-07 and as restated below. Notwithstanding the following definitions, an item required to be Year 2000 Qualified that does not satisfy the definition of Year 2000 Compliant shall only be considered Year 2000 Ready (and consequently Year 2000 Qualified) if (i) the item maintains its function as it crosses any key date even if there may be date errors or some form of compensatory action required to maintain valid functional operation;
(ii) a deficiency can be addressed by pre-defined manual action; and (iii) the integration of all manual actions required are confirmed to be reasonably within the capability of the facility resources and can be accomplished without any material risk of loss, damage or destruction to facility equipment or the operation of the Facilities. As used herein (and as defined in NEI/NUSMG 97-07)
(i) the term "Year 2000 Compliant" means computer systems or applications that accurately process date/time data (including but not limited to calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap-year calculations; and
(ii) the term "Year 2000 Ready" means a computer system or application that has been determined to be suitable for continued use into the year 2000 even though the computer system or application is not fully Year 2000 Compliant.

      4.22  Qualified Decommissioning Funds.

            (a) Each of Sellers' Qualified Decommissioning Funds is a trust, validly existing and in good standing under the laws of the State of New York with all requisite authority to conduct its affairs as it now does. Sellers have heretofore delivered to Buyer a copy of the Decommissioning Indenture as in effect on the date of this Agreement. Sellers agree to furnish Buyer with copies of all amendments of the Decommissioning Indenture adopted after the date of this Agreement promptly after each such amendment has been adopted. Each of Sellers' Qualified Decommissioning Funds satisfies the requirements necessary for such Fund to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg.
Section 1.468A-1(b)(3). Each such Fund is in compliance in all material respects with all applicable rules and regulations of the NRC, the PaPUC, the NJBPU and the IRS. None of Sellers' Qualified Decommissioning Funds has engaged in any acts of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2). No "excess contribution," as defined in Treas. Reg. Section 1.468A-5(c)(2)(ii), has been made to Sellers' Qualified Decommissioning Funds which has not been withdrawn within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i) for withdrawals of excess contributions to be made without resulting in a disqualification of the Funds under Treas. Reg Section 1.468A-5(c)(1). Sellers have made timely and valid elections to make annual contributions to the Qualified Decommissioning Funds since 1984. Sellers have heretofore delivered copies of such elections to Buyer.

            (b) Subject only to Sellers' Required Regulatory Approvals,  Sellers
have  all   requisite   authority   to  cause  the   assets  of  the   Qualified
Decommissioning Funds to be transferred to Buyer in accordance with the provisions of this Agreement.

            (c) Sellers and/or the Trustee of each of the Qualified Decommissioning Funds have filed or caused to be filed with the NRC, the IRS and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them. Sellers have delivered to Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for each of the Qualified Decommissioning Funds, a copy of the request that was filed to obtain such schedule of ruling amounts and a copy of any pending requests for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. As of the Closing, Sellers will have timely filed all requests for revised schedules of ruling amounts for the Qualified Decommissioning Funds in accordance with Treas. Reg. Section 1.468A-3(i). Sellers shall furnish Buyer with copies of such requests for revised schedules of ruling amounts, together with all exhibits, amendments and supplementals thereto, promptly after they have been filed with the IRS. Any amounts contributed to the Qualified Decommissioning Funds while such requests are pending before the IRS and which turn out to be in excess of the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from the Qualified Decommissioning Funds within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i) for withdrawals of excess contributions to be made without resulting in a disqualification of the Funds under Treas. Reg. Section 1.468A-5(c)(1). There are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that Buyer may contribute to the Qualified Decommissioning Funds or may require distributions to be made from the Qualified Decommissioning Funds.

            (d) Sellers have made available to Buyer the balance sheets for each of the Qualified Decommissioning Funds as of December 31, 1997 and as of the last Business Day before Closing, and they present fairly as of December 31, 1997 and as of the last Business Day before Closing, the financial position of each of the Qualified Decommissioning Funds in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein. Sellers have made available to Buyer information from which Buyer can determine the Tax Basis of all assets in the Qualified Decommissioning Funds as of the last Business Day before Closing. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, but not limited to, any acts of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2) or agency or other legal proceedings that may materially affect the financial position of each of the Qualified Decommissioning Funds other than those, if any, that are disclosed on
Schedule 4.22.

            (e)  Sellers  have  made   available  to  Buyer  all  contracts  and
agreements to which the Trustee of each of the Qualified Decommissioning Funds, in its capacity as such, is a party.

            (f) Each of the Qualified Decommissioning Funds has filed all Tax Returns required to be filed and all material Taxes shown to be due on such Tax Returns have been paid in full. Except as shown in Schedule 4.22, no notice of deficiency or assessment has been received from any taxing authority with respect to liability for Taxes of each of the Qualified Decommissioning Funds which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.22 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.22, there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for Taxes associated with each of the Qualified Decommissioning Funds for any period.

            (g) To the extent Sellers have pooled the assets of the Qualified Decommissioning Funds for investment purposes in periods prior to Closing, such pooling arrangement is a partnership for federal income tax purposes and Sellers have filed all Tax Returns required to be filed with respect to such pooling arrangement for such periods.

            (h) In the event Sellers retain any of the assets of the Qualified Decommissioning Funds after the Closing Date pursuant to the provisions of
Section 6.12(c) hereof, the representations and warranties set forth in paragraphs (a) through (g) of this Section 4.22 shall survive the Closing Date and shall remain continuing obligations of Sellers and Sellers shall comply with all the conditions therein until the assets of the Qualified Decommissioning Funds are transferred to Buyer pursuant to Section 6.12(d)(iv) or expended in full for Decommissioning the Facilities. Notwithstanding the foregoing, in the case of any Decommissioning Funds, the assets of which are retained by Sellers after the Closing pursuant to Section 6.12(c), Sellers shall be liable for a breach of or a failure to comply with any of the representations, warranties or conditions set forth in paragraphs (a) through (g) of this Section 4.22 that occurs after the Closing only if such failure results from either (i) any action taken by Sellers without the written consent of Buyer, or (ii) failure by Sellers to take any action they are directed in writing by Buyer to take.

      4.23  Nonqualified Decommissioning Funds.

            (a) Each of Sellers' Nonqualified Decommissioning Funds is a trust validly existing and in good standing under the laws of the State of New York with all requisite authority to conduct its affairs as it now does. Each of Sellers' Nonqualified Decommissioning Funds is in full compliance with all applicable rules and regulations of the NRC, the PaPUC and the NJBPU.

            (b) Subject only to Sellers' Required Regulatory Approvals, Sellers have all requisite authority to cause the assets of the Nonqualified Decommissioning Funds to be transferred to Buyer in accordance with the provisions of this Agreement.

            (c) Sellers and/or the Trustee of the Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

            (d) Sellers have made available to Buyer the balance sheets for the Nonqualified Decommissioning Funds as of December 31, 1997 and as of the last Business Day before Closing, and they present fairly as of December 31, 1997 and as of the last Business Day before Closing, the financial position of the Nonqualified Decommissioning Funds in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein. Sellers have made available to Buyer information from which Buyer can determine the Tax Basis as of the last Business Day before Closing of all assets (other than cash) of the Nonqualified Decommissioning Funds transferred to Buyer pursuant to Section 6.12(b). There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) including, but not limited to, agency or other legal proceedings, that may materially affect the financial position of the Nonqualified Decommissioning Funds other than those, if any, that are disclosed on Schedule 4.23.

            (e)  Sellers  have  made   available  to  Buyer  all  contracts  and
agreements to which the Trustee of the Nonqualified Decommissioning Funds, in its capacity as such, is a party.

            (f) In the event Sellers retain any of the assets of the Nonqualified Decommissioning Funds after the Closing Date pursuant to the provisions of Section 6.12(c) hereof, the representations and warranties set forth in paragraphs (a) through (e) of this Section 4.23 shall survive the Closing Date and shall remain continuing obligations of Sellers and Sellers shall comply with all the conditions therein until the assets of the Nonqualified Decommissioning Funds are transferred to Buyer pursuant to Section 6.12(d)(iv) or expended in full for Decommissioning the Facilities. Notwithstanding the foregoing, in the case of any Decommissioning Funds, the assets of which are retained by Sellers after the Closing pursuant to Section 6.12(c), Sellers shall be liable for a breach of or a failure to comply with any of the representations, warranties or conditions set forth in paragraphs (a) through (g) of this Section 4.22 that occurs after the Closing only if such failure results from either (i) any action taken by Sellers without the written consent of Buyer, or (ii) failure by Sellers to take any action they are directed in writing by Buyer to take.

            EXCEPT  FOR THE  REPRESENTATIONS  AND  WARRANTIES  SET FORTH IN THIS
ARTICLE IV, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND SELLERS ARE NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer   represents   and   warrants  to  Sellers  as  follows   (all  such
representations and warranties, except those regarding Buyer, being made to the Knowledge of Buyer):

      5.1 Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Buyer has heretofore delivered to Sellers complete and correct copies of its Certificate of Formation and Operating Agreement (or other similar governing documents), as currently in effect.

      5.2 Authority Relative to this Agreement. Buyer has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and assuming that this Agreement constitutes a valid and binding agreement of
Sellers, subject to the receipt of Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

      5.3   Consents and Approvals; No Violation.

            (a) Except as set forth in Schedule 5.3(a), and other than obtaining Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by Buyer nor the purchase by Buyer of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Formation or Operating Agreement (or other similar governing documents) of Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority,
(iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer ("Buyer Material Adverse

Effect") or (iv) violate any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

            (b) Except as set forth in Schedule 5.3(b) (the filings and approvals referred to such Schedule are collectively referred to as the "Buyer's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated hereby.

      5.4 Regulation as a Utility. As of the date hereof, Buyer is not subject to regulation as a public utility or public service company by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing; however, upon the receipt of certain of the Buyer's Required Regulatory Approvals and the Closing, Buyer is expected to be a public utility company within the meaning of the Federal Power Act and may be an electric utility within the meaning of NRC regulations implementing the Atomic Energy Act. In addition, as a result of certain such filings and the Closing, Buyer may be a public utility under the Pennsylvania Public Utility Code, but Buyer expects that any regulation of Buyer under the Pennsylvania Public Utility Code as a public utility would be preempted by federal law. Except as set forth in this Section 5.4, on Schedule 5.4, or with respect to local tax and zoning laws, Buyer is not subject to regulation as a public utility or public service company by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

      5.5 Availability of Funds. Buyer has sufficient funds available to it or has received binding written commitments from third parties (copies of which have been provided to Sellers) to provide sufficient funds on the Closing Date to pay the Purchase Price and to enable Buyer timely to perform all of its obligations under this Agreement and Ancillary Agreements.

      5.6 Legal Proceedings. There are no actions, suits or proceedings pending against Buyer or its members before any court, arbitrator or governmental or regulatory body or authority which, individually or in the aggregate, could have a Buyer Material Adverse Effect. Neither Buyer nor its members is subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or governmental or regulatory body or authority which, individually or in the aggregate, have a Buyer Material Adverse Effect.

      5.7 WARN Act. Buyer does not intend to engage in a "plant closing" or "mass layoff", as such terms are defined in the WARN Act within 60 days of the Closing Date.
                                             51

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

      6.1   Conduct of Business Relating to the Purchased Assets

            (a) Except as described in Schedule 6.1 or the extent Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, Sellers (i) shall operate the Purchased Assets in the ordinary course consistent with Good Utility Practices; (ii) shall use Commercially Reasonable Efforts to preserve intact the Purchased Assets and preserve the goodwill and relationships with customers, employees, suppliers and others having business dealings with them with respect thereto; (iii) shall maintain the insurance coverage described in Section 4.9; (iv) shall comply with all applicable laws, rules and regulations relating to the Purchased Assets, including without limitation, all nuclear regulatory and Environmental Laws; and
(v) shall continue to implement in accordance with Good Utility Practice Sellers' Year 2000 Qualification program as set forth on Schedule 7.1(s). Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 6.1, or as required under applicable law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Buyer, Sellers will not with respect to the Purchased
Assets:

               (i) make any material change in the levels of fuel inventory customarily maintained by Sellers with respect to the Purchased Assets;

               (ii) except for Permitted Encumbrances, sell, lease (as lessor), pledge, encumber, restrict, transfer or otherwise dispose of, or grant any right with respect to, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices;

               (iii) modify, amend or voluntarily terminate prior to the expiration date thereof any of Sellers' Agreements, and leases listed in
Schedule 4.8 (or any other lease to the extent any such extension or amendment thereof would require the lease to be disclosed on Schedule 4.8) or any material Permit or Environmental Permits or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than (a) in the ordinary course of business, to the extent consistent with Good Utility Practices, (b) with cause, to the extent consistent with Good Utility Practices or (c) as may be required in connection with Sellers' obligations to Buyer under this Agreement;

               (iv) enter into any commitment for the purchase or sale of nuclear fuel having a term that extends beyond December 31, 1999 or such other date that the Parties mutually agree to be the date on which the Closing is expected to occur;

               (v) enter into any power sales agreement having a term that extends beyond December 31, 1999 or such other date that the Parties mutually agree to be the date on which the Closing is expected to occur;

               (vi) amend in any material respect or cancel any liability or casualty insurance policies related thereto, or fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and businesses;

               (vii) enter into any commitment or contract for goods or services not addressed in clauses (i) through (vii) above that will be delivered or provided after December 31, 1999 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur that exceeds $100,000 in the aggregate, unless such commitment or contract is terminable by Sellers (or after the Closing Date by Buyer) without further liability, upon not more than 60 days notice;

              (viii) except as required by the terms of the IBEW Collective Bargaining Agreement or regulatory requirements (a) hire any new employees, or transfer any existing employees, other than to fill vacancies in existing positions, (b) other than consistent with past practice, increase salaries or wages of employees employed in connection with the Purchased Assets prior to Closing, (c) take any action prior to Closing to effect a material change in the IBEW Collective Bargaining Agreement or enter into any other collective bargaining or representation agreement for employees, or (d) take any action prior to the Closing to increase materially the aggregate benefits payable to employees;

               (ix)  enter  into  any  written  or  oral  contract,   agreement,
commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through (ix).

            (b) A committee comprised of one or more senior representatives designated by Sellers and one or more senior representatives designated by Buyer (the "Transition Committee") will be established as soon as practicable after the execution of this Agreement to permit Buyer to observe the operation of the Purchased Assets and to facilitate the transfer of the Purchased

Assets to Buyer at the Closing. The Transition Committee will be kept fully apprised by GPU Nuclear of all TMI-1 management and operating developments. The Transition Committee shall arrange for Buyer to assess TMI-1's management and employees and shall have access to the management and board of directors of GPU Nuclear. The Transition Committee shall be accountable directly to the respective chief executive officers of Buyer and GPU Nuclear and shall from time to time report its findings to the senior management of each of Sellers and Buyer.

            (c) Between the date of this Agreement and the Closing Date, in the interest of cooperation between Sellers and Buyer and to permit informed action by Buyer regarding its rights pursuant to Section 6.1(a), the parties agree that at the sole responsibility and expense of Buyer, and subject to compliance with all applicable NRC rules and regulations, Sellers will permit designated employees ("Observers") of Buyer to observe all operations of Sellers that relate to the Purchased Assets, and such observation will be permitted on a cooperative basis in the presence of personnel of Sellers but not restricted to the normal business hours of Sellers; provided, however, that such observers and their actions shall not interfere with the operation of TMI-1. Buyer's Observers may recommend or suggest actions be taken or not be taken by Sellers; provided, however, that Sellers will be under no obligation to follow any such recommendations or suggestions and Sellers shall be entitled, subject to this Agreement, to conduct their business in accordance with their own judgment and discretion. Buyer's Observers shall have no authority to bind or make agreements on behalf of Sellers; to conduct discussions with or make representations to third parties on behalf of Sellers; or to issue instructions to or direct or exercise authority over Sellers or any of Sellers' officers, employees, advisors or agents.

            (d) Sellers shall advise Buyer regarding implementation or changes in PJM rules or procedures which are reasonably likely to have a Material Adverse Effect on TMI-1. Sellers agree that they will not take or cause to be taken any action to reduce the current installed capacity credit PJM has assigned to TMI-1 under PJM rules, regulations or policies in effect on the date hereof; provided, however, that the foregoing shall in no way restrict or prohibit Sellers from taking or causing to take any such action which generally affects Sellers' generating facilities.

            (e) This Agreement  contemplates  that the Closing shall occur after
TMI-1 has successfully completed the Refueling Outage and has returned to full licensed capacity operation. Sellers shall conduct the Refueling Outage in accordance with Good Utility Practice and all applicable NRC requirements, including the work identified on Schedule 7.1(o) hereof. The Parties recognize, however, that it may be possible to satisfy all of the conditions precedent to Closing prior to the commencement of the Refueling Outage. In such event, the Parties desire to proceed with the Closing prior to the Refueling Outage; provided, however, that the Parties in their discretion are able to agree on acceptable terms and conditions for the allocation of liabilities and obligations associated with the Refueling Outage. Accordingly, as promptly as practicable after the date of this Agreement, the Parties shall negotiate in good faith the terms and conditions under which the Closing Date could be advanced to a date prior to the Refueling Outage. The topics to be negotiated include, among other things, the following:

               (i) The work schedule contemplated for the Refueling Outage, including the number of scheduled days that TMI-1 would be out of service;

               (ii) The capital, operating and maintenance budgets for the Refueling Outage;

               (iii) Criteria to distinguish between delays in the work schedule attributable to various factors (e.g., performance delays, equipment delays, etc.) and the assignment of financial responsibility to Buyer or Sellers for such delays;

               (iv) A mechanism to adjust the Fuel Payments to reflect the purchase of the Purchased Assets prior to the Refueling Outage;

               (v) An amendment to the PPA to increase the amount of time during which the PPA would be in effect during calendar year 1999 at the price set forth therein for the year 2000;

               (vi) The representation of both Parties on a joint committee to monitor the conduct of the Refueling Outage; and

               (vii) A provision for expedited, non-judicial resolution of disputes related to the Refueling Outage.

Nothing herein shall require any of the Parties to consummate the transaction contemplated by this Agreement prior to the Refueling Outage.


      6.2   Access to Information.

            (a) In addition to the rights  granted by Sections  6.1 (b), (c) and
(d), between the date of this Agreement and the Closing Date, Sellers will, during ordinary business hours and upon reasonable notice and subject to compliance with all applicable NRC rules and regulations (i) give Buyer and Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets as Buyer may from time to time reasonably request; (iv) furnish Buyer a copy of each material report, schedule or other document filed or received by them with respect to the Purchased Assets with the SEC, NRC, FERC, PaPUC, NYPSC, the NJBPU or any other Governmental Authority having jurisdiction over the Purchased Assets; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Sellers shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) Sellers need not supply Buyer with any information that Sellers are legally prohibited to supply. Sellers will provide Buyer with access to the Transferring Employee Records, but Sellers shall not be required to provide access to other employee records or medical information unless required by law or specifically authorized by the affected employee.

            (b) Buyer and Sellers acknowledge that all information furnished to or obtained by Buyer or Buyer Representatives pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information" (as defined in the Confidentiality Agreement).

            (c) For a period of seven (7) years after the Closing Date, each Party and their respective Representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferring Employee Records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other Party or Parties to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities and Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets. Such access shall be afforded by the Party or Parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The Party or Parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 6.2(c). If the Party or Parties in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of

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


such seven-year period, such Party or Parties shall, prior to such disposition, give the other Party or Parties a reasonable opportunity at such other Party's or Parties' expense, to segregate and remove such books and records as such other Party or Parties may select.

            (d) Sellers agree (i) not to release any Person (other than Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision thereof, and (ii) to assign any rights arising under any such confidentiality agreement (to the extent assignable) to Buyer.

            (e) Notwithstanding  the terms of the Confidentiality  Agreement and
Section 6.2(b) above, the Parties agree that prior to the Closing Buyer may reveal or disclose Proprietary Information to any other Persons in connection with Buyer's financing and risk management of the Purchased Assets, and, to the extent that Sellers consent, which consent shall not be unreasonably withheld, to existing and potential customers and suppliers, and to such Persons with whom Buyer expects it may have business dealings regarding the Purchased Assets from and after the Closing Date; provided, however, that all such Persons agree in writing to maintain the confidentiality of the Proprietary Information on substantially the same terms and conditions as the Confidentiality Agreement.

            (f) Except as may be permitted in the Confidentiality Agreement or during the course of Buyer's due diligence investigation of the Purchased Assets prior to the date hereof, Buyer agrees that, prior to the Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of Sellers or their Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby, without the prior written consent of Sellers, which consent shall not be unreasonably withheld.

            (g) Upon the other Party's prior written approval (which approval shall not be unreasonably withheld or delayed) either Party may provide Proprietary Information of the other Party to the SEC, NRC, FERC, PaPUC, NYPSC, the NJBPU or any other Governmental Authority having jurisdiction over the Purchased Assets or any stock exchange, as may be necessary to obtain Sellers' Required Regulatory Approvals or Buyer's Required Regulatory Approvals, respectively, or to comply generally with any relevant law, rule or regulation. The disclosing Party shall seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any Governmental Authority any such Proprietary Information.

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


            (h) Except as required by law, unless otherwise agreed to in writing by Buyer, Sellers shall keep (i) all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any Person other than Representatives of Sellers who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know the Proprietary Information for such purpose and to cause those Persons to observe the terms of this Section 6.2(g) and (ii) not to use Proprietary Information for any purpose other than consistent with the terms of this Agreement. Sellers shall continue to hold all Proprietary Information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as currently applicable thereto. Sellers shall notify Buyer of any unauthorized disclosure to third parties that it discovers, and shall endeavor to prevent any further such disclosures. Sellers shall be responsible for any breach of the terms of this Section 6.2(g) by Sellers or Sellers' Representatives.

            After the Closing Date, in the event that Sellers are requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, Sellers shall provide Buyer with prompt notice of such request or requirement in order to enable Buyer to seek an appropriate protective order or other remedy, to consult with Sellers with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this
Section 6.2(g). Sellers agree not to oppose any action by Buyer to obtain a protective order or other appropriate remedy after the Closing Date. In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.2(g), Sellers shall furnish only that portion of the Proprietary Information which Sellers are advised by counsel is legally required. In any such event Sellers shall use their Commercially Reasonable Efforts to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment.

            (i) The Parties agree that the Confidentiality Agreement will terminate in accordance with its terms, without further act or evidence by the Parties.

      6.3 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer will be responsible for (a) all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto that Buyer elects to obtain and (b) all filing fees under the HSR Act.

      6.4   Further Assurances; Cooperation.

            (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, Sellers and Buyer shall use Commercially Reasonable Efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire and operate the Purchased Assets. Neither of the Parties hereto will, without the prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. Buyer further agrees that prior to the Closing Date, neither it nor any of its members or their respective Affiliates will enter into any other contract to acquire, nor acquire, electric generation facilities or uncommitted generation capacity located in the PJM area if the proposed acquisition of such additional electric generation facilities or uncommitted generation capacity are reasonably likely to prevent or materially interfere with the transactions contemplated by this Agreement; provided, however, that nothing herein shall prohibit Buyer or its members or their respective Affiliates from increasing capacity at any of their existing generation facilities or increasing their percentage ownership of generation facilities that are partially owned (to the extent of at least 40 percent) as of the date hereof.

            (b) From time to time after the Closing Date, without further consideration, Sellers will, at their own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the sale and purchase of the Purchased Assets or to more effectively vest in Buyer good and marketable title to the Purchased Assets subject to the Permitted Encumbrances. Seller shall cooperate with Buyer, at Buyer's expense, in Buyer's efforts to cure or remove any Permitted Encumbrances that Buyer reasonably deems objectionable. From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Sellers as Sellers may reasonably request in order to evidence Buyer's assumption of the Assumed Liabilities and Obligations.

            (c) To the extent that Sellers' rights under any Sellers' Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. Sellers and Buyer agree that if any consent to an assignment of any Sellers' Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under the applicable Sellers' Agreement so that Buyer would not in effect acquire the benefit of all such rights and obligations, Sellers, to the maximum extent permitted by law and such Sellers' Agreement, shall after the Closing appoint Buyer to be Sellers' representative and agent with respect to such Sellers' Agreement, and Sellers shall, to the maximum extent permitted by law and such Sellers' Agreement, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Sellers' Agreement. Sellers and Buyer shall cooperate and shall each use Commercially Reasonable Efforts after the Closing to obtain an assignment of such Sellers' Agreement to Buyer.

            (d) Sellers shall continue after the Closing Date to implement at their expense Sellers' Year 2000 Qualification program as set forth on Schedule
7.1 (s). All such work and any additional work required to complete Year 2000 Qualification pursuant to such program shall be completed in accordance with Good Utility Practice on or before the milestone dates set forth on such
Schedule 7.1 (s). Buyer shall cooperate with Sellers' personnel in such activities, and Buyer shall be reimbursed for all reasonable costs thereof in accordance with established accounting procedures or on an alternative cost reimbursement basis as mutually agreed by the Parties.

            (e) For a reasonable time after the Closing Date and in addition to the services contemplated by the GPU Services Agreement, Buyer and Sellers agree to provide services to each other as reasonably required to the extent necessary to ensure the continuity of support for both TMI-1 and Sellers' other nuclear facilities and the orderly completion of projects or other work in progress that would be adversely affected if those services were interrupted. Such support by one Party to the other will not be unreasonably withheld, provided that requests for such support are made in a timely manner. The Party providing the requested support will be reimbursed for all reasonable costs thereof in accordance with established accounting procedures or on an alternative cost reimbursement basis as mutually agreed by the Parties.

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


      6.5 Public Statements. Prior to the Closing Date, the Parties shall consult with each other before issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law or stock exchange rules.

      6.6   Consents and Approvals.

            (a) Sellers and Buyer shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer will pay all filing fees under the HSR Act but each Party will bear its own costs for the preparation of any such filing.

            (b) As promptly as practicable after the date of this Agreement and after the receipt of any findings required to be made by any other Governmental Authority as a condition to Buyer making the filing contemplated by this paragraph, Buyer shall file with FERC an application requesting Exempt Wholesale Generator status for Buyer, which filing may be made individually by Buyer or jointly with Sellers, as reasonably determined by the Parties. Buyer shall be solely responsible for the cost of preparing and filing this application, any petition(s) for rehearing, or any reapplication(s).

            (c) As promptly as practicable after the date of this Agreement, Sellers and Buyer, as applicable, shall file with PaPUC, NYPSC, NJBPU, or any other Governmental Authority having jurisdiction over the Purchased Assets, applications requesting (i) a determination that allowing the Purchased Assets to be an eligible facility under Section 32 of the Holding Company Act (1) will benefit consumers, (2) is in the public interest, and (3) does not violate state law, and (ii) a determination required by Section 32 of the Holding Company Act to exempt PECO Energy Company from the prohibition against purchasing electric energy or capacity at wholesale from an affiliated Exempt Wholesale Generator.

            (d) As promptly as practicable after the date of this Agreement, Buyer shall file with FERC an application requesting authorization under Section 205 of the Federal Power Act to sell

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


electric generating capacity and energy at wholesale at market-based rates, which filing may be made individually by Buyer or jointly with Sellers, as reasonably determined by the Parties. Buyer shall be solely responsible for the cost of preparing and filing this application, any petition(s) for rehearing, or any reapplication(s).

            (e) As promptly as practicable after the date of this Agreement, Buyer and Sellers shall file with NRC an application requesting consent under
Section 184 of the Atomic Energy Act and 10 CFR Section 50.80 for the transfer of the TMI-1 license from Sellers to Buyer, and any associated licenses amendments or approvals. The Parties shall respond promptly to any requests for additional information made by NRC and use their respective best efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing.

            (f) On or before November 1, 1998, Sellers shall file with NRC an application requesting clarification of the dimensions of the Exclusion Area for TMI-1 under Sellers' TMI-1 license. Sellers shall respond promptly to any request for additional information made by NRC and shall use their respective best efforts to cause such clarification to be obtained at the earliest possible date after the date of filing. Sellers will bear all costs of the preparation of any such filing.

            (g) As promptly as practicable after the date of this Agreement, Sellers and Buyer (or with respect to the Member Letters, Buyer's members), as applicable, shall file with FERC, PaPUC, NYPSC, NJBPU, or any other Governmental Authority having jurisdiction over the Purchased Assets, any other filings required to be made with respect to the transactions contemplated hereby. The Parties shall respond promptly to any requests for additional information made by such agencies, and use their respective best efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing.

            (h) Sellers and Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use best efforts to obtain the transfer or reissuance to Buyer of all necessary Transferable Permits, consents, approvals and authorizations of all Governmental Authority and (iv) use best efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or

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


advisable to consummate the transactions contemplated by this Agreement (including, without limitation, Sellers' Required Regulatory Approvals and Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Sellers or Buyer is a party or by which any of them is bound. Each of Sellers and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

            (i) Sellers and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Sellers pursuant to such state and local Tax law.

            (j) As promptly as practicable after the date of this Agreement, Sellers and Buyer, as applicable, shall file with the IRS the requests for private letter rulings described in Sections 6.12(b), 6.12(c), 7.1(k) and 7.2(l). The Parties shall respond promptly to any requests for additional information made by the IRS, and use their respective Commercially Reasonable Efforts to cause the private letter rulings to be obtained at the earliest possible date after the date of filing. Each of Sellers and Buyer shall cooperate with one another to secure the private letter rulings described in Sections 6.12(b), 6.12(c), 7.1(k) and 7.2(l) and each shall have the right to review in advance all information included in the requests for private letter rulings and supplemental submissions to the IRS. Each Party will bear its own costs of the preparation of such requests.

            (k) Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Closing Date. Sellers shall cooperate with Buyer's efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Sellers or the procurement of any other Permit or Environmental Permit when so requested by Buyer.

      6.7 Fees and Commissions. Sellers and Buyer each represent and warrant to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation. Sellers and Buyer will pay to the other or otherwise discharge,

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


and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the indemnifying party.

      6.8   Tax Matters.

            (a) All transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Buyer and Sellers. Buyer will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and Sellers will be entitled to review such returns in advance and, if required by applicable law, will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, Buyer will provide to Sellers, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority.

            (b) With respect to Taxes to be prorated in accordance  with Section
3.5 of this Agreement (other than PURTA, additional PURTA assessments and any successor tax or fee described in Section 3.5(c)), Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of any such Tax Returns shall be subject to Sellers' approval, which approval shall not be unreasonably withheld. Buyer shall make such Tax Returns available for Sellers' review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Within ten (10) Business Days after receipt of such Tax Return, Sellers shall pay to Buyer their proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.5 of this Agreement.

            (c) Buyer and Sellers shall provide the other Parties with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto

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


            (d) In the event that a dispute arises between Sellers and Buyer as to the amount of Taxes, or the amount of any allocation of Purchase Price under
Section 3.4, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed amount shall be paid to the appropriate party. If such dispute is not resolved 30 days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne 50 percent by Sellers and 50 percent by Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

      6.9 Advice of Changes. Prior to the Closing Date, each Party will promptly advise the other in writing with respect to any matter arising after execution of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. If Sellers advise Buyer in writing of any change occurring after the date of this Agreement but prior to Closing that is material to any representation, warranty or covenant of Sellers under this Agreement, Buyer shall have the right to terminate this Agreement pursuant to Section 9.1(e). If Buyer fails to exercise its termination right, Sellers' written notice under this Section 6.9 will be deemed to have amended this Agreement, including the appropriate schedule, or to have qualified the representations and warranties contained in Article IV. Sellers shall be entitled to amend, substitute or otherwise modify any Sellers' Agreement to the extent that such Sellers' Agreement expires by its terms prior to the Closing Date or is terminable without liability to Buyer on or after the Closing Date, or if the terms and conditions of such modified Sellers' Agreement constituting the Assumed Liabilities and Obligations are on terms and conditions not less favorable to Buyer than the original Sellers' Agreement. Nothing contained herein shall relieve Sellers or Buyer of any breach of representation, warranty or covenant under this Agreement existing as of the date hereof or any subsequent date as of which such representation, warranty or covenant shall have been made.

      6.10  Employees.

            (a) Buyer will offer employment, effective on the Closing Date, to all employees of Sellers who are covered by the IBEW Collective Bargaining Agreement and are actively employed as of the Closing Date in positions relating to the Purchased Assets except those who are assigned to TMI-2 ("Union Employees").

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


            (b) (i) Buyer will offer employment, effective on the Closing Date, to all employees of Sellers located at the Purchased Assets who are not covered by the IBEW Collective Bargaining Agreement except those who are assigned to TMI-2, and (ii) Buyer will be entitled to offer employment to any employee of Sellers located in Sellers' Parsippany headquarters (collectively, the "Non-Union Employees"). Each person who becomes employed by Buyer pursuant to
Section 6.10(a) or (b) shall be referred to herein as a "Transferred Union Employee" or "Transferred Non-Union Employee", respectively, and collectively as "Transferred Employees".

            (c) All offers of employment  made  pursuant to Sections  6.10(a) or
(b) shall be made (i) in accordance with all applicable laws, rules and regulations, and (ii) for Union Employees, in accordance with the IBEW Collective Bargaining Agreement. Buyer shall not administer as a pre-condition of employment any skills, aptitude, psychological profile or other employment-related tests to any of Seller's employees.

            (d) Schedule 6.10(d) sets forth the collective bargaining agreement, and all amendments thereto, to which Sellers are a party with the IBEW in connection with the Purchased Assets ("IBEW Collective Bargaining Agreement"). Transferred Union Employees shall retain their seniority and receive full credit for service with Sellers in connection with entitlement to vacation and all other benefits and rights under the IBEW Collective Bargaining Agreement and under each compensation, retirement or other employee benefit plan or program Buyer is required to maintain for Transferred Union Employees pursuant to the IBEW Collective Bargaining Agreement. With respect to Transferred Union Employees, on the Closing Date Buyer shall assume the IBEW Collective Bargaining Agreement for the duration of its term as it relates to Transferred Union
Employees to be employed at TMI-1 in positions covered by the IBEW Collective Bargaining Agreement and shall comply with all applicable obligations under the IBEW Collective Bargaining Agreement. Buyer shall establish and maintain a pension plan and other employee benefit programs for the Transferred Union Employees for the duration of the term of the IBEW Collective Bargaining Agreement which are consistent with Sellers' pension plans and other employee benefit programs in effect for the Transferred Union Employees immediately prior to the Closing Date (the "GPU Plans") for the duration of the IBEW Collective Bargaining Agreement and comply with the obligations of the employer under the IBEW Collective Bargaining Agreement and applicable law. Buyer further agrees to recognize the IBEW as the collective bargaining agent for the Transferred Union Employees.


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


            (e) As of the Closing Date, all Transferred Non-Union Employees shall commence participation in welfare benefit plans of Buyer or its Affiliates (the "Replacement Welfare Plans") that will provide benefits or coverage substantially similar to the benefits or coverage provided to the Transferred Non-Union Employees under the Sellers' plans and programs in effect for the Transferred Non-Union Employees immediately prior to the Closing Date. Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Non-Union Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the welfare plans maintained by Sellers and that have not been satisfied as of the Closing Date, and (ii) provide each Transferred Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

            (f) As of the Closing Date, Transferred Non-Union Employees shall be offered employment on substantially the same terms and conditions under which they are employed by Sellers and shall be given credit for all service with Sellers under all deferred compensation, profit-sharing, 401(k), retirement and pension plans, incentive compensation, bonus, fringe benefit and other employee benefit plans, programs and arrangements of Buyer ("Buyer Benefit Plans") in which they become participants. The Buyer Benefit Plans will provide benefits or coverage substantially similar to the benefits or coverage provided under Sellers' plans and programs in effect for the Transferred Non-Union Employees immediately prior to the Closing Date. The service credit so given shall be for purposes of eligibility and vesting, but not for level of benefits and benefit accrual except to the extent the Buyer Benefit Plans otherwise provide.

            (g) To the extent allowable by law, Buyer shall take any and all necessary action to cause the trustee of any defined contribution plan of Buyer or its Affiliates in which any Transferred Employee becomes a participant to accept a direct "rollover" in cash (except as provided in the immediately following sentence) of all or a portion of said employee's "eligible rollover distribution" within the meaning of Section 402 of the Code from the GPU Companies Employee Savings Plan for Non-Bargaining Employees or the Metropolitan Edison Company Savings Plan for Bargaining Unit Employees (the "Sellers' Savings Plans") if requested to do so by the Transferred Employee. Buyer agrees that the assets so rolled over may include promissory notes evidencing loans from Sellers' Savings Plans to Transferred Employees that are outstanding as of the Closing Date. However,

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


except as otherwise provided in Section 6.10(d), any defined contribution plan of Buyer or its Affiliates accepting such a rollover shall not be required to
(x) make any further loans to any Transferred Employee after the Closing Date or
(y) permit any investment to be made in GPU common stock on behalf of any Transferred Employee after the Closing Date.

            (h) Sellers shall retain any obligation to make, and shall indemnify Buyer in respect of, all severance payments to any Transferred Employee whose employment is terminated by Buyer for any reason other than for cause or disability within (i) the period from the Closing Date to the first anniversary thereof, or (ii) the period from the first anniversary of the Closing Date to the second anniversary thereof if prior to the first anniversary of the Closing Date the Buyer has notified Sellers of its intent to terminate a specified number of Transferred Employees during the period between such first and second anniversaries (and Sellers' obligations under this subparagraph (ii) shall be limited to such specified number of employees). All severance payments shall be made pursuant to a severance program to be adopted by Sellers prior to the Closing Date.

            (i) Sellers shall be responsible, with respect to the Purchased Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs prior to the Closing Date.

            (j) Sellers are responsible for extending COBRA continuation coverage to all employees and former employees, and qualified beneficiaries of such employees and former employees, who become or became entitled to such COBRA continuation coverage on or before the Closing Date, including those for whom the Closing Date occurs during their COBRA election period. Buyer shall be responsible for providing COBRA continuation coverage to all Transferred Employees and qualified beneficiaries of such employees who become entitled to such COBRA continuation coverage on or after the Closing Date.

            (k) Sellers shall pay to all Transferred Employees all compensation, bonus, vacation and holiday compensation, pension, profit sharing and other deferred compensation benefits, workers' compensation or other employment benefits to which they are entitled under the terms of the applicable compensation or benefit programs at such times as are provided therein.

            (l) Prior to the Closing Date Sellers will implement a program of retirement protection benefits, as described below, that will be provided under the pension plans of Sellers or

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


Sellers' Affiliates to each Transferred Employee (i) who has at least five years of "Creditable Service," as defined in Sellers' pension plans, as of the Closing Date, and (ii) who will attain age 55 and complete at least 10 years (or 20 years, in the case of any Transferred Union Employee) of Creditable Service after the Closing Date but before his or her employment with Buyer and all of its Affiliates terminates for any reason. Employment with Buyer and its Affiliates shall be treated as service with Sellers and Sellers' Affiliates for purposes of the service requirements referred to in the preceding sentence. The retirement protection benefits to be provided to each such Transferred Employee shall consist of the right on the part of such employee to receive his or her pension under Sellers' pension plans starting when the employee's employment with Buyer and all of its Affiliates terminates, with the amount of the employee's pension determined by using the plan's employer-subsidized early retirement reduction factors instead of the full actuarial factors that would otherwise apply in determining the amount of the employee's pension. In the case of any such Transferred Employee who is a Non-Union Employee, the pension so payable to the employee shall be based on his or her service and salary with Sellers and Sellers' Affiliates prior to the Closing Date. In the case of any such Transferred Employee who is a Union Employee and who first attains age 55 and completes at least 20 years of total Creditable Service on or prior to May 14, 2002 (and while still employed with Buyer or any of its Affiliates), the pension so payable to the employee shall be based on his or her service with Sellers and Sellers' Affiliates prior to the Closing Date but shall take into account the employee's pay during his or her period of service with Buyer and its Affiliates.

            (m) In the case of (i) each Transferred Employee who has met the Age and Service Requirements (as defined below) as of the Closing Date, and (ii) each Transferred Employee who first meets the Age and Service Requirements after the Closing Date but on or prior to the earlier of (A) the date on which his or her employment with Buyer and all of its Affiliates terminates for any reason, or (B) December 31, 2004 if such Transferred Employee is a Non-Union Employee, or May 14, 2002 if such Transferred Employee is a Union Employee, Sellers will cause such Transferred Employee to be provided with retiree coverage under the health care plans and group term life insurance programs of Sellers or Sellers' Affiliates on the same terms and conditions as would be applicable to the employee if he or she actually retired from Sellers or any of their Affiliates, under the retirement provisions of Sellers' pension plans, on the date of the employee's termination of employment with Buyer and its Affiliates. For purposes of the foregoing, "Age and Service Requirements" shall mean, in the case of any Transferred Employee, the attainment of age 55 and the completion of 10 years

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


of Creditable Service if the Transferred Employee is a Non-Union Employee, or 20 years of Creditable Service if the Transferred Employee is a Union Employee. Employment with Buyer and its Affiliates shall be treated as service with Sellers and Sellers' Affiliates for purposes of the foregoing service requirements.

            (n)  Individuals who are otherwise  "Union  Employees" as defined in
Section 6.10(a) or "Non-Union Employees" as defined in Section 6.10(b) but who on any date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act, or due to any other authorized leave of absence, shall nevertheless be treated as "Union Employees" or as "Non-Union Employees," as the case may be, on such date if they are able (i) to return to work within the protected period under the Family Medical Leave Act or such other leave (which in any event shall not extend more than twelve (12) weeks after the Closing Date), whichever is applicable, and (ii) to perform the essential functions of their job, with or without a reasonable accommodation.

            (o) All Transferred Employee Records shall be delivered promptly after the Closing Date to Buyer.

      6.11  Risk of Loss.

            (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by Sellers. Sellers shall replace or repair any damage to the Purchased Assets in accordance with Good Utility Practices, except as otherwise provided in paragraphs (b) or (c) below.

            (b) If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain or is the subject of a pending or (to the Knowledge of Sellers) contemplated taking which has not been consummated, Sellers shall notify Buyer promptly in writing of such fact. If such taking would create a Material Adverse Effect, Buyer and Sellers shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Sellers have notified Buyer of such taking, then Buyer or Sellers may terminate this Agreement pursuant to Section 9.1(g).

            (c) If, before the Closing Date all or any portion of the Purchased Assets are damaged or destroyed by fire or other casualty, Sellers shall notify Buyer promptly in writing of such

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


fact. If such damage or destruction would create a Material Adverse Effect and Sellers have not notified Buyer of their intention to cure such damage or destruction within fifteen (15) days after its occurrence, Buyer and Sellers shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after Sellers have notified Buyer of such casualty, then Buyer may terminate this Agreement pursuant to
Section 9.1(g).

      6.12  Decommissioning Funds.

            (a) Between the date hereof and the Closing Date, Sellers will make additional cash deposits from time to time to the Qualified Decommissioning Funds and the Nonqualified Decommissioning Funds such that, on the Closing Date, Sellers shall have accumulated assets in the Decommissioning Funds with an aggregate Fair Market Value of $320 million ("Total FMV"). Between the date hereof and the Closing Date, Sellers shall make additional cash deposits to the Qualified Decommissioning Funds equal to as much of the Total FMV as is eligible to be contributed during such period to the Qualified Decommissioning Funds under Code section 468A and applicable Treasury Regulations as they exist on the Closing Date. On or before the Closing Date, Sellers shall make additional cash deposits to the Nonqualified Decommissioning Funds such that the aggregate Fair Market Value of the assets of the Nonqualified Decommissioning Funds equals the difference between the Total FMV and the aggregate Fair Market Value of the assets of the Qualified Decommissioning Funds. To the extent that the aggregate Fair Market Value of the assets of the Qualified Decommissioning Funds as of the Closing Date is greater than $260 million, Sellers' required Fair Market Value asset accumulation to be contained in the Non-Qualified Decommissioning Fund of $60 million (such that the Total FMV equals $320 million) shall be decreased by $1.14 for every additional dollar that the Qualified Decommissioning Fund is above $260 million. To the extent that the aggregate Fair Market Value of the assets of the Qualified Decommissioning Funds as of the Closing Date is less than $138 million, Sellers' required Fair Market Value asset accumulation to be contained in the Non-Qualified Decommissioning Fund of $182 million (such that the Total FMV equals $320 million) shall be increased by $1.14 for every additional dollar that the Qualified Decommissioning Fund is below $138 million. In the event the Closing Date occurs other than on December 31, 1999, the Total FMV and the respective amounts of each Decommissioning Fund shall be adjusted up or down as the case may be using an annual after-tax, net of expenses, rate of return of four percent (4%).

            (b) At the Closing, Sellers shall cause all of the assets of the Qualified Decommissioning Funds and all of the assets of the Nonqualified Decommissioning Funds to be transferred to Buyer (or, if directed in writing to do so by Buyer, to the trustee of any trust specified in such written direction), provided that, prior to the Closing Date (i) with respect to the Qualified Decommissioning Funds, the Parties have received rulings issued by the IRS or an opinion of counsel satisfactory to each of the Parties to the effect that the Parties and the Qualified Decommissioning Funds shall not recognize any gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Qualified Decommissioning Funds to Buyer and that the trust established by Buyer into which the assets of the Qualified Decommissioning Funds are to be transferred at Closing will be treated as a nuclear decommissioning reserve fund within the meaning of Code section 468A(a) and Treas. Reg. Section 1.468A-1(b)(3); and (ii) with respect to the Nonqualified Decommissioning Funds, Buyer has received a ruling issued by the IRS, or an opinion of counsel satisfactory to it, to the effect that Buyer will not recognize any gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Nonqualified Decommissioning Funds to Buyer.

            (c) If any of the conditions specified in Section 6.12(b) above have not been met as of the Closing Date with respect to either or both of the Qualified Decommissioning Funds and Nonqualified Decommissioning Funds, the assets of the Qualified Decommissioning Funds and/or the assets of the Nonqualified Decommissioning Funds, as the case may be, shall not be transferred to Buyer at the Closing, but instead shall be retained by Sellers in accordance with the provisions of Section 6.12(d), provided that (i) the Parties have received a ruling issued by the IRS to the effect that the assets of the Decommissioning Funds that are to be so retained by Sellers will not be treated as having been transferred to Buyer in a transaction taxable to Buyer for federal income tax purposes; and (ii) the ruling described in the first sentence of Section 7.2(k) has been issued by the IRS to Sellers, and such ruling expressly provides that Sellers' retention of the assets of the applicable Decommissioning Funds will not prevent Sellers from being allowed current ordinary deductions for federal income tax purposes for any amounts realized by Sellers, or otherwise recognized as income to Sellers, as a result of Buyer's assumption of decommissioning liabilities with respect to the Facilities pursuant to Section 2.3(a); and (iii) if the assets of the Qualified
Decommissioning Funds are to be so retained by Sellers, the Parties have received a ruling issued by the IRS to the effect that the Qualified Decommissioning Funds shall not be disqualified by reason of Sellers' sale of TMI-1 to Buyer.

            (d) In the event Sellers retain any assets in the Decommissioning Funds after Closing, Sellers shall undertake and implement the following actions:

                 (i) Each of Sellers shall appoint Mellon Bank, N.A., or such other entity as provided in writing by Buyer to Sellers, as trustee, to hold the retained assets of the Decommissioning Funds in trust, pursuant to the terms of the Decommissioning Trust Agreement. The retained assets of the Decommissioning Funds shall be segregated from funds for other nuclear plants of Sellers, for the exclusive purpose of Decommissioning the Facilities and paying the administrative expenses (including taxes) of the Decommissioning Funds. Sellers shall not amend, modify or change the Decommissioning Trust Agreement nor appoint a successor trustee without the prior written consent of Buyer. At the written request of Buyer, Sellers shall amend, modify or change the Decommissioning Trust Agreement in the manner specified in such written request. Notwithstanding anything else to the contrary in the Agreement or in the Decommissioning Trust Agreement, each of Sellers shall have the right to exercise the powers specified in Code Section 675(4) in its sole discretion with respect to the retained assets of the Decommissioning Funds.

                (ii) Each of Sellers shall appoint one or more investment managers, acceptable to Buyer, to manage the retained assets of the Decommissioning Funds pursuant to the terms of the Investment Manager Agreement until such assets either are transferred to Buyer or are expended for Decommissioning the Facilities. Sellers shall not amend, modify or change the Investment Manager Agreement nor appoint a successor investment manager without the prior written consent of Buyer. At the written request of Buyer, Sellers shall amend, modify or change the Investment Manager Agreement in the manner specified in such written request.

               (iii) Each of Sellers shall provide Buyer promptly with all information relating to Taxes or accounting treatment of the retained assets of the Decommissioning Funds as Buyer shall request. Such information shall include, but not be limited to, Trustee statements, Tax Returns of the Qualified Decommissioning Funds and information from each of Sellers' Tax Returns to verify the Taxes to be paid to Sellers by Buyer pursuant to Section 8.1 hereof, and investment statements. Sellers shall authorize and instruct the Trustee and investment manager to make the books and records of the retained Decommissioning Funds available for inspection by the Buyer at all reasonable times.

               (iv) If at any time after the Closing Date and prior to the completion of Decommissioning of the Facilities, the conditions specified in Section 6.12(b) can be met, the assets of the Decommissioning Funds so retained by Sellers shall be transferred to Buyer (or, if directed in writing to do so by Buyer, to the trustee of any trust specified in such written direction) upon receipt of the rulings or opinions of counsel referred to in Section 6.12(b)(i) or (ii) as applicable.

               (v) If the assets of the Nonqualified Decommissioning Funds have been retained by Sellers pursuant to Section 6.12(c), Sellers will cause assets of the Nonqualified Decommissioning Funds to be transferred to the Qualified Decommissioning Funds, if directed to do so by Buyer, provided Buyer furnishes to Sellers assurances satisfactory to Sellers that such transfers will not result in any adverse tax consequence to Sellers or constitute a violation of any applicable law or regulation.

               (vi) After the Closing Date, Sellers shall disburse monies from the retained assets of the Decommissioning Funds as directed by Buyer to pay for Decommissioning of the Facilities or administrative expenses (including taxes) of the Decommissioning Funds. After the Closing Date, Sellers shall not authorize or instruct the Trustee to disburse any monies from the retained assets of the Decommissioning Funds except at the direction of Buyer.

               (vii) Each Seller severally and not jointly shall use all Commercially Reasonable Efforts to obtain the release of any lien, claim or attachment of any third party who files such lien, claim or attachment against the retained assets of the Decommissioning Funds and each Seller severally shall indemnify Buyer pursuant to Section 8.2 hereof, for any such lien, claim or attachment. If requested by Buyer (but, in the case of any Qualified Decommissioning Funds, only if permissible under Section 468A of the Code and the regulations issued thereunder), Sellers shall grant a security interest in the retained assets of the Decommissioning Funds in favor of Buyer;

              (viii) Any assets retained by Sellers in respect of Decommissioning of the Facilities after all Decommissioning activities have been completed shall be paid to Buyer or expended as Buyer shall direct.

            (e)  From and  after  the  Closing  Date,  Buyer  shall  assume  all liabilities and obligations for the Decommissioning of the Facilities, and Sellers shall have no further liabilities or obligations with respect to the Decommissioning of the Facilities.
                                             74

      6.13 Spent Fuel Fees. Between the date hereof and the Closing Date, and at all times thereafter, Sellers will pay all Spent Fuel Fees and any other fees associated with electricity generated at TMI-1 and sold prior to the Closing Date, and Buyer shall have no liability or responsibility therefor. Buyer shall pay and discharge all fees and expenses associated with the nuclear fuel consumed in TMI-1 and sold from and after the Closing Date, and Sellers shall have no liability or responsibility therefor. Buyer shall assume title to, and responsibility for the storage and disposal of the spent nuclear fuel in TMI-1 as of the Closing Date. Sellers shall assign to Buyer the DOE Standard Spent Fuel Disposal Contract and shall provide the required notice to DOE within 90 days of transfer of title to spent fuel.

      6.14 Department of Energy Decontamination and Decommissioning Fees. Sellers will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to nuclear fuel purchased and consumed at TMI-1 prior to the Closing Date, including but not limited to all annual Special Assessment invoices to be issued after the Closing Date by the Department of Energy, as contemplated by its regulations at 10 CFR Part 766 implementing Sections 1801, 1802, and 1803 of the Atomic Energy Act.

      6.15 Cooperation Relating to Insurance and Price-Anderson Act. Sellers shall cooperate with Buyer's efforts to obtain insurance, including insurance required under the Price-Anderson Act with respect to the Purchased Assets. Buyer will, to the extent available, obtain separate insurance on the Purchased Assets. If, however, insurers do not agree to separately insure TMI-1 and TMI-2, Sellers and Buyer shall agree on a reasonable allocation of insurance costs and expenses between TMI-1 and TMI-2. In addition, Sellers agree to use reasonable efforts to assist Buyer in making any claims against pre-Closing insurance policies of Sellers that may provide coverage related to Assumed Liabilities and Obligations. Buyer agrees that it will indemnify Sellers for their reasonable out of pocket expenses incurred in providing such assistance and cooperation.

      6.16 Tax Clearance Certificates. Sellers and Buyer shall cooperate and use their best efforts to cause the tax clearance certificates described in Schedule
4.20 of this Agreement to be issued by the appropriate taxing authorities prior to the Closing Date or as soon as practicable thereafter.

      6.17 TMI-2 Monitoring Agreement. Sellers and Buyer shall enter into an agreement substantially in the form of Exhibit H hereto to be effective at Closing pursuant to which Buyer will provide ongoing post-defueling monitored storage, maintenance and other services for TMI-2.

      6.18 TMI-2 Decommissioning. Prior to the date six months after Buyer makes the written certification to the NRC regarding the permanent cessation of operations at TMI-1 pursuant to 10 CFR 50.82(a)(1) and 50.4(b)(8) (or any future comparable regulation or requirement), Buyer and Sellers shall attempt in good faith to negotiate a commercially acceptable agreement pursuant to which Buyer will perform certain decommissioning activities at TMI-2. Notwithstanding the foregoing, Sellers shall retain ultimate safety-related decision-making authority with respect to TMI-2 consistent with NRC requirements and applicable guidance criteria for concluding either that no NRC review under 10 CFR 50.80 is necessary, or upon such review, that there is no transfer of control of the TMI-2 license.

      6.19 Spent Fuel Acceptance. Buyer will permit Sellers, at no cost, to utilize TMI-1 spent fuel acceptance allowances as determined by the Department of Energy in connection with the decommissioning of Oyster Creek; provided, however, Buyer will have no obligation to transfer such allowances to the extent prohibited by applicable law or to the extent any such transfer would, in the reasonable judgment of Buyer, have any adverse consequences to Buyer in respect of its ownership or operation of the Purchased Assets. To the extent TMI-1 waste acceptance priority allowances are utilized for Oyster Creek, Sellers will cause the transfer to Buyer for use in shipment of TMI-1 spent fuel for disposal by the Department of Energy an amount of spent fuel acceptance allowances equal to the amount of TMI-1 allowances utilized for Oyster Creek.

      6.20 Residual Waste Landfill. As promptly as is practicable following the date hereof and in any event prior to the Closing Date, Sellers shall have (a) closed the Residual Waste Landfill, (b) caused all residual wastes to be removed therefrom to an off-Site landfill qualified to accept such residual wastes and
(c) submitted to the PaDEP an amended Closure and Post-Closure Plan in order to obtain a Closure Certification from the PaDEP. Sellers further agree to use Commercially Reasonable Efforts promptly to obtain such Closure Certification and will comply with the terms and conditions of any PaDEP approved Closure and Post-Closure Plan for the Residual Waste Landfill at Sellers' expense.

      6.21 Easement, License and Attachment Agreement. Sellers and Buyer shall in good faith negotiate as soon as practicable after the date hereof an agreement containing the principal items referred to in Exhibit C hereto and such other matters relating to the Easements as shall be customary for similar agreements and reasonably acceptable to the Parties hereto.

                                   ARTICLE VII

                                   CONDITIONS

      7.1 Conditions to Obligations of Buyer. The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Buyer) of the following conditions:

            (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

            (b) No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to cooperate in all efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority which prohibits the consummation of the sale of the Purchased Assets;

            (c) Buyer shall have received all of Buyer's Required Regulatory Approvals, in form and substance reasonably satisfactory (including no material adverse conditions) to it and such approvals shall be final and non-appealable;

            (d) Sellers shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Sellers on or prior to the Closing Date;

            (e) The representations and warranties of Sellers set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

            (f) Buyer shall have received certificates from an authorized officer of each Seller, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Section 7.1(d) and (e) have been satisfied by such Seller;

            (g) Buyer shall have received an opinion from each Seller's counsel reasonably acceptable to Buyer, dated the Closing Date and reasonably satisfactory in form and substance to Buyer and its counsel, substantially in the form of Exhibit M hereto;
                                             77

            (h) Sellers shall have delivered, or caused to be delivered, to Buyer at the Closing, Sellers' closing deliveries described in Section 3.6, including, without limitation, special warranty deeds from York Haven for any Real Property titled in York Haven;

            (i) Buyer shall have received from a title insurance company reasonably acceptable to Buyer ALTA owner's title insurance policies on the Real Property insuring title as described in Section 4.7, subject only to the Permitted Encumbrances. Buyer shall provide Sellers with a copy of a preliminary title report and an updated survey for the Real Property to the extent obtained by Buyer;

            (j) Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing;

            (k) The IRS rulings or opinions of counsel applicable to Buyer set forth in Sections 6.12(b) and/or (c), as the case may be, shall have been received;

            (l) Sellers shall have entered into the Easement, License and Attachment Agreement, and such Agreement shall be in full force and effect.

            (m) (1) Sellers shall have assigned the Cowanesque Reservoir Agreements (other than the Excluded Liability portion thereof) and the York Haven Dam Agreements to Buyer, and the Cowanesque Reservoir Agreements and the York Haven Dam Agreements shall not have been amended and shall be in full force and effect; and (2) the Sellers shall have obtained from the SRBC an amendment to their groundwater pumping permit (Permit No. 19961102), as described in
Schedule 4.10, to increase the daily quantity of groundwater pumped from the three on-site wells to an amount sufficient to satisfy normal operating requirements for the Facilities, and such amended permit shall be final and nonappealable;

            (n) Any lease or other Encumbrance (other than non-financial restrictions imposed by applicable law that are inherent to nuclear material) relating to the nuclear fuel in the TMI-1 reactor core shall have been paid in full by Sellers;

            (o) Sellers shall have performed the maintenance, repair and replacement work on the Facilities set forth on Schedule 7.1(o) in accordance with the previously established schedule for the completion of such work, and such work shall have been completed in accordance with Good Utility Practices and in conformity with all applicable legal requirements;

            (p) Sellers shall have obtained from the NRC written confirmation that the Exclusion Area set forth in Technical Specification 5.1 complies with applicable NRC requirements or Sellers shall have undertaken, at their expense and by an agreement in form and substance satisfactory to Buyer in its discretion, to modify the Exclusion Area to conform to NRC requirements;

            (q) (1) Sellers shall have proceeded with their plans to seek from the NRC and shall have obtained from the NRC written confirmation of an increase in the tube plugging limit applicable to TMI-1's steam generators to 20 percent of the total number of tubes. Alternatively, NRC shall have approved an increase in the tube plugging limit to such lesser amount as Buyer shall have approved in its discretion as adequate in order for TMI-1 to operate at its currently licensed capacity (2568 MWth) until the scheduled expiration of its NRC license in 2014; and (2) Sellers shall have proceeded with their plans to seek from the NRC and shall also have obtained from NRC written confirmation of approval of the extension of the tube repair criteria currently limited in the Technical Specifications to the prior refueling outage (referred to by the Parties as "12R") and the current operating cycle for use in the Refueling Outage and subsequent operating cycle. Alternatively, if such approval has not been obtained, Buyer at its discretion shall determine the extent to which the applicable tube repair criteria as provided for in the Technical Specifications is acceptable;

            (r) Sellers shall have obtained all approvals necessary from any Governmental Authority having jurisdiction to subdivide , convey and operate the Real Property separately from the parcels pertaining to TMI-2 and such approvals shall be final and non-appealable;

            (s) Sellers shall have completed in accordance with Good Utility Practice all work required to be accomplished as of the milestone dates set forth on Schedule 7.1(s) occurring prior to the Closing Date in order for the Purchased Assets to be Year 2000 Qualified, and any work relating to subsequent milestone dates or any additional work in order to complete Year 2000 Qualification shall be undertaken by Sellers at their expense pursuant to
Section 6.4(d);

            (t) All radioactive waste stored or otherwise located on the Real Property outside the area enclosed by the dikes referenced in Section 3.14 of the TMI-1 Technical Specifications (the "Diked Area"), including, without limitation, all radioactive filter cake waste that has been stored in a building outside the Diked Area, shall have been shipped off-Site by Sellers for permanent disposal, and all buildings outside the Diked Area shall have been decontaminated in accordance with all applicable legal requirements;
                                             79

            (u) All low-level radioactive waste that has been generated in the operations of the Facilities more than 90 days prior to the Closing Date shall have been shipped off-Site by Sellers for permanent disposal in accordance with all applicable legal requirements, and all low-level radioactive waste generated in the operations of the Facilities within 90 days prior to the Closing Date shall have been properly bagged, tagged, packaged and/or stored by Sellers at the Facilities in accordance with Good Utility Practice for handling low-level radioactive waste;

            (v) The lien of the Mortgage Indenture on the Purchased Assets shall have been released; and

            (w) The Total FMV of the Decommissioning Funds shall be $320 million, adjusted pursuant to Section 6.12(a) hereof,

      7.2 Conditions to Obligations of Sellers. The obligation of Sellers to sell the Purchased Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Sellers) of the following conditions:

            (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

            (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale of the Purchased Assets;

            (c) Sellers shall have received all of Sellers' Required Regulatory Approvals, in form and substance reasonably satisfactory (including no material adverse conditions) to them and such approvals shall be final and non-appealable;

            (d) All consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which any Seller is party or by which any Seller, or any of the Purchased Assets, may be bound, shall have been obtained, other than those which if not obtained, would not, individually and in the aggregate, create a Material Adverse Effect;

            (e) Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

            (f) The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date and all other representations and warranties shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

            (g) Sellers shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.2(d), (e) and (f) have been satisfied by Buyer;

            (h) Effective upon Closing, Buyer shall have assumed, as set forth in Section 6.10, all of the applicable obligations under the IBEW Collective Bargaining Agreement as they relate to Transferred Union Employees;

            (i) Sellers shall have received an opinion from Buyer's counsel reasonably acceptable to Sellers, dated the Closing Date and satisfactory in form and substance to Sellers and their counsel, substantially in the form of Exhibit N hereto;

            (j) Buyer shall have delivered, or caused to be delivered, to Sellers at the Closing, Buyer's closing deliveries described in Section 3.7;

            (k) Sellers shall have received from Buyer's members copies of all required consents and approvals from Governmental Authorities relating to the Member Letters, and the Member Letters shall not have been amended and shall be in full force and effect;

            (l) Sellers shall have received a ruling from the IRS to the effect that Sellers will be allowed current ordinary deductions for federal income tax purposes for any amounts treated as realized by Sellers, or otherwise recognized as income to Sellers, as a result of Buyer's assumption of Decommissioning liabilities with respect to TMI-1 pursuant to Section 2.3(f). In addition, the IRS rulings or opinions of counsel applicable to Sellers set forth in Section 6.12(b) and/or (c), as the case may be, shall be received; and

            (m) Buyer shall have entered into the Easement, License and Attachment Agreement, and such Agreement shall be in full force and effect.

                                  ARTICLE VIII

                                 INDEMNIFICATION

      8.1 Indemnification.

            (a) Buyer shall indemnify, defend and hold harmless Sellers, their officers, directors, employees, shareholders, Affiliates and agents (each, a "Sellers' Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Sellers' Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any representations, warranties or covenants contained in this Agreement, (ii) the Assumed Liabilities and Obligations, (iii) any loss or damages resulting from or arising out of any Inspection, or the use by Buyer of the non-exclusive license granted under Section 2.1(j) or (iv) any Third Party Claims against a Sellers' Indemnitee arising out of or in connection with Buyer's ownership or operation of TMI-1 and other Purchased Assets on or after the Closing Date, (v) any Taxes asserted against Seller by reason of any act of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2) that is determined to have occurred after the Closing, except for any acts of self-dealing that constitute a breach by Sellers of this Agreement, or (vi) if the Nonqualified Decommissioning Funds are retained by Sellers after the Closing pursuant to Section 6.12(c), the amount of Taxes arising after the Closing Date attributable to amounts required to be included in Sellers' income with respect to income and net gains realized by the Nonqualified Decommissioning Funds except to the extent such Taxes have not been paid to Sellers out of the Nonqualified Decommissioning Funds, (vii) all Taxes attributable to any amounts required to be included in Sellers' income by reason of any payments or distributions made or deemed to have been made from the Qualified Decommissioning Funds after the Closing, but only to the extent such amounts are not offset by deductions allowable to Sellers with respect to such payments or distributions, and only to the extent such payments or distributions are not caused by any Sellers' breach of this Agreement; or (viii) if any of the Decommissioning Funds are retained by Sellers after the Closing, any actions or inaction by Sellers in connection with the administration of the Decommissioning Funds pursuant to the Decommissioning Trust Agreement or under the Investment Management Agreement (including any supplement or amendment thereto or replacement thereof) as contemplated by Section 6.12(d) hereof or as Buyer may otherwise direct in writing.
                                             82

            (b) Sellers, severally with respect to the Owners in accordance with their pro rata ownership interests in the Purchased Assets, and jointly and severally with respect to GPU Nuclear, shall indemnify, defend and hold harmless Buyer, its officers, directors, members, employees, shareholders, Affiliates and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Sellers of any representations, warranties or covenants contained in this Agreement, (ii) the Excluded Liabilities, (iii) noncompliance by Sellers with any bulk sales or transfer laws as provided in Section 10.11, (iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Sellers' ownership or operation of the Purchased Assets on or prior to the Closing Date, (v) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Sellers' ownership or operation of the Excluded Assets, (vi) any Indemnifiable Loss relating to TMI-2, (vii) all Taxes incurred, either by reason of any act of Sellers after Closing that constitutes an act of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2) and that constitutes a breach of this Agreement by any Seller or by reason of any act of any Seller that results in the disqualification of the Qualified Decommissioning Funds under Treas. Reg.
Section 1.468A-5 and that constitutes a breach of this Agreement by any Seller or (viii) any claims or attachments of any Seller against the Decommissioning Funds after the Closing Date.

            (c) Notwithstanding anything to the contrary contained herein:

               (i) Any Person entitled to receive indemnification under this Agreement (an "Indemnitee") shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnitee shall advise Indemnitor promptly of such expenditure (or provide Indemnitor with the opportunity to pay such expenditures directly). The Indemnitor shall promptly reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation (together with interest thereon from the date of payment thereof to the date of repayment at the "prime rate" as published in The Wall Street Journal).

               (ii) Any Indemnifiable Loss shall be net of (i) the dollar amount of any insurance or other proceeds actually received by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, and (ii) income tax benefits to the Indemnitee, to the extent realized by the Indemnitee, but such net amount shall be increased to give effect to the Income Taxes attributable to the receipt of any indemnification payments hereunder. Any Party seeking indemnity hereunder shall use best efforts to make claims (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss.

               (iii) Sellers' liability and obligation to Buyer for an Indemnifiable Loss relating to, resulting from or arising out of (A) a breach of representation or warranty (other than with respect to Taxes and Tax Returns, environmental matters or the matters set forth in Sections
      4.22 and 4.23 hereof) shall be the amount thereof in excess of $250,000 in the aggregate (cumulative) up to the amount of Ten Million Dollars ($10,000,000) and must be asserted by Buyer on or before the first anniversary of the Closing Date, and (B) a breach of representation or warranty with respect to environmental matters under Section 4.10 of the type described in Section 2.4(g)(v) or (vi) hereof shall be the amount thereof in excess of $250,000 in the aggregate (cumulative) up to the amount of Ten Million Dollars ($10,000,000) and must be asserted by Buyer on or before the second anniversary of the Closing Date. Nothing in this subparagraph (iii) is intended to modify or limit Sellers' liability or obligation hereunder for any other Indemnifiable Loss or to constitute an assumption by Buyer of any Excluded Liability.

            (d) The expiration or termination of any representation or warranty shall not affect the Parties' obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

            (e) Except to the extent otherwise provided in Article IX, the rights and remedies of Sellers and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Sellers and Buyer may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, after the occurrence of the Closing, or
(ii) the Assumed Liabilities and

Obligations or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article VIII apply only to matters arising out of this Agreement, excluding the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises.

            (f) Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party. Buyer and Sellers waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 8.1(f) shall not apply to indemnification for a Third Party Claim.

      8.2   Defense of Claims.

            (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

            (b) (i) If, within twenty (20) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2 (a) , the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

                  (ii) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

            (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

            (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the "prime rate" as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

            (e) A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                                   ARTICLE IX

                                   TERMINATION

      9.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Sellers and Buyer.

            (b) This Agreement may be terminated by Sellers or Buyer, if (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing; or (iii) the Closing contemplated hereby shall have not occurred on or before the day which is 24 months from the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 9.1(b) (iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

            (c) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer if any of Buyer Required Regulatory Approvals, the receipt of which is a

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


condition to the  obligation of Buyer to consummate  the Closing as set forth in
Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but are not in form and substance reasonably satisfactory to Buyer because such Approval contains conditions that would have a material adverse effect on the operations or condition (financial or otherwise) of the Purchased Assets or a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer or its members.

            (d) This Agreement may be terminated by Sellers, if any of Sellers' Required Regulatory Approvals applicable to Sellers, the receipt of which is a condition to the obligation of Sellers to consummate the Closing as set forth in
Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or shall have been granted but are not in form and substance reasonably satisfactory to Sellers, because such Approval contains conditions that would have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Sellers.

            (e) This Agreement may be terminated by Buyer if there has been a violation or breach by Sellers of any covenant, representation or warranty contained in this Agreement which has resulted in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Sellers of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Buyer.

            (f) This Agreement may be terminated by Sellers if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Sellers.

            (g) This Agreement may be terminated by Buyer or Sellers in accordance with the provisions of Sections 6.11(b) or (c).

      9.2 Procedure and Effect of No-Default Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to this
Section 9, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 9.1(a) through (d) and 9.1(g), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

      10.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Sellers and Buyer.

      10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

      10.3  Survival of Representations, Warranties, Covenants and Obligations.

                  (i) The representations and warranties given or made by any Party to this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of one (1) year after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, (b) all representations and warranties with respect to environmental matters shall survive the Closing for a period of two (2) years after the Closing Date; (c) all representations and warranties set forth in Sections 4.22 and 4.23 hereof shall survive the Closing indefinitely, and (d) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each Party shall be entitled to rely upon the representations and warranties of the other Party or Parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

                  (ii) The covenants and obligations of Sellers and Buyer set forth in this Agreement, including without limitation the indemnification obligations of the parties under Article VIII hereof, shall survive the Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Parties hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

      10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

         (a)      If to Sellers, to:

               GPU Service, Inc.
               300 Madison Ave.
               P.O. Box 8699
               Morristown, NJ 07962
               Attention: David C. Brauer, Vice President

               with a copy to:

               Berlack, Israels & Liberman LLP
               120 West 45th Street
               New York, NY 10036
               Attention: Douglas E. Davidson, Esq.

         (b)      if to Buyer, to:

               AmerGen Energy Company, LLC
               965 Chesterbrook Blvd., 63C-3
               Wayne, PA 19087
               Attention:  Dickinson M. Smith, Chief Executive
               Officer

               with a copy to:

               Morgan, Lewis & Bockius LLP
               2000 One Logan Square
               Philadelphia, PA  19103
               Attention: Howard L. Meyers, Esq.

      10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Sellers (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, but subject to all applicable legal requirements, (i) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a trustee, lending institutions or other party for the purposes of leasing, financing or refinancing the Purchased Assets, including such an assignment, transfer or other disposition upon or pursuant to the exercise of remedies with respect to such leasing, financing or refinancing, or by way of assignments, transfers, pledges, or other dispositions in lieu thereof, and (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests to cause Sellers to perform in accordance with the provisions of
Section 6.12(d) hereof in connection with any subsequent disposition by Buyer of the Purchased Assets; provided, however, that no such assignment shall relieve or discharge Buyer from any of its obligations hereunder. Sellers agree, at Buyer's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as Sellers' rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

      10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR CHESTER COUNTY, PENNSYLVANIA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH

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



RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.8 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

      10.9 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

      10.10 Entire Agreement. This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the Member Letters, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement. This Agreement supersedes all prior agreements and understandings between the Parties (including without limitation, the letter of intent between the Parties dated July 17, 1998) other than the Confidentiality Agreement with respect to such transactions.

      10.11 Bulk Sales Laws. Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Sellers will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by Sellers with the provisions of the bulk sales laws of all applicable jurisdictions.

     10.12 U.S. Dollars. Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.



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


     10.13 Zoning Classification. Buyer acknowledges that the Real Properties are zoned as set forth in Schedule 10.13.

      10.14 Sewage Facilities. Except as set forth in Schedule 10.14, Buyer acknowledges that there is no community (municipal) sewage system available to serve the Real Property. Accordingly, any additional sewage disposal planned by Buyer will require an individual (on-site) sewage system and all necessary permits as required by the Pennsylvania Sewage Facilities Act (the "Facilities Act"). Buyer recognizes that certain of the existing individual sewage systems on the Real Property may have been installed pursuant to exemptions from the requirements of the Facilities Act or prior to the enactment of the Facilities Act and that soils and site testing may not have been performed in connection therewith. The owner of the property or properties served by such a system, at the time of any malfunction, may be held liable for any contamination, pollution, public health hazard or nuisance which occurs as the result of such malfunction.
































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            IN WITNESS WHEREOF,  Sellers and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.





GPU NUCLEAR, INC.                               JERSEY CENTRAL POWER &
                                                LIGHT COMPANY


By:                                             By:
     ---------------------------               -------------------------
Name:  Terrance G. Howson                       Name:  Terrance G. Howson
Title: Vice President & Treasurer               Title: Vice President &
                                                         Treasurer



METROPOLITAN EDISON COMPANY                     PENNSYLVANIA ELECTRIC
                                                COMPANY


By                                              By:
     ---------------------------               -------------------------
Name:  Terrance G. Howson                       Name:  Terrance G. Howson
Title: Vice President & Tresurer                Title: Vice President &
                                                         Treasurer


AMERGEN ENERGY COMPANY, LLC


By:
  --------------------------------
Name:  Dickinson M. Smith
Title: Chief Executive Officer